UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the
Securities Exchange Act of 1934
(Amendment No. __)

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Trustmark Corporation
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Notice of Annual Meeting of Shareholders

The 2023 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME

Tuesday, April 25, 2023, at 1:00 p.m. CT

LOCATION

Trustmark Corporate Office

248 East Capitol Street

Jackson, Mississippi 39201

 ITEMS OF BUSINESS

1)  To elect a board of 11 directors to hold office for the ensuing year or until their successors are elected and qualified.

2)  To provide advisory approval of Trustmark’s executive compensation.

3)  To provide an advisory vote on the frequency of advisory votes on Trustmark’s executive compensation.

4)  To approve an amendment and restatement of Trustmark’s articles of incorporation to provide for exculpation of directors in accordance with Mississippi law.

5)  To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2023.

6)  To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on March 1, 2023, are entitled to notice of and to vote at the Annual Meeting.

PROXY VOTING/REVOCATION

Your vote is important. You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. Please vote your shares in one of the following ways:

•	Via Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	Via your smartphone by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the reply envelope provided.

If you attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy by following the instructions on page 4 of the proxy statement.

Granville Tate, Jr.

Secretary

March 15, 2023

Trustmark Corporation P. O. Box 291 Jackson, Mississippi 39205

March 15, 2023

Dear Shareholder:

On behalf of your Board of Directors, we cordially invite you to attend Trustmark’s Annual Shareholders’ Meeting at Trustmark’s Corporate Office, 248 East Capitol Street, Jackson, Mississippi 39201, on April 25, 2023, at 1:00 p.m. CT. At the meeting, you will have the opportunity to elect 11 directors who bring diverse perspectives and valuable leadership skills to Trustmark. Their guidance will enable us to successfully compete in an evolving industry and continue our steadfast commitment to the customers, associates, shareholders and communities we have the privilege of serving. Your vote is important to us. The proposals to be considered are described in this proxy statement, and instructions on how to vote your shares may be found on page 4. We encourage you to vote your shares in advance of the meeting to ensure the presence of a quorum.

We made significant progress across the organization during the year. Loan growth in 2022 was the highest in Trustmark’s history. Credit quality remained strong. Net interest income and the net interest margin were up significantly. Our insurance business posted another record year. We made significant investments in technology, including conversion to a state-of-the-art loan system designed to enhance efficiency and productivity. With all of these positive advancements, our financial results were overshadowed by a settlement that, pending court approval, will resolve all current and potential future claims relating to litigation involving the Stanford Financial Group that began in 2009. While we expressly deny any liability or wrongdoing with respect to this matter, we believe the settlement is in the best interest of Trustmark and our shareholders as it eliminates risk, ongoing expense and uncertainty. With this matter now behind us, we will focus more intently on the future and the opportunities that are ahead. Trustmark is very well-positioned to serve and expand its customer base and create long-term value for shareholders.

We invite you to review our Form 10-K and our 2022 Year in Review, both of which are available at investorrelations.trustmark.com or in hard copy upon request. These documents will provide more detailed information about your company.

Thank you for your continued support of Trustmark and your participation in this important process.

Sincerely,

Gerard R. Host Chair of the Board	Duane A. Dewey President and Chief Executive Officer

Base Salaries	23
Cash Bonuses	23
Annual Management Incentive Plan	23
Equity-Based Compensation	25
Performance Awards	25
Time-based Awards	26
Retirement Benefits	27
Executive Deferral Plan	27
Non-Qualified Deferred Compensation Plan	27
Perquisites; Other Benefits	28
Severance and Change in Control Benefits	28
Deductibility of Compensation	28
Policy Against Hedging and Limitations on Pledging	28
Stock Ownership Guidelines	29
Executive Compensation Recoupment	29
Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices	29
Summary Compensation Table for 2022	30
All Other Compensation for 2022	31
Grants of Plan-Based Awards for 2022	32
Outstanding Equity Awards at 2022 Fiscal Year-End	33
Option Exercises and Stock Vested for 2022	34
Pension Benefits for 2022	34
Non-Qualified Deferred Compensation for 2022	35
Potential Payments Upon Termination or Change in Control	36
Human Resources Committee Report	37
Human Resources Committee Interlocks and Insider Participation	37
2022 Pay Ratio Disclosure	37
Pay-Versus-Performance	38
Relationship Between Pay and Performance	38
Actually Paid versus Company Performance	38
Company TSR versus S&P 500 Regional Banks TSR	39
Tabular List of Financial Performance Measures	39
Employment and Change in Control Agreements with NEOs	40
Employment Agreement with Mr. Dewey	40
Certain Defined Terms Used in Dewey Agreement	40
Change in Control Agreements with Other NEOs	40
DIRECTOR COMPENSATION	41
Director Compensation for 2022	42
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	42
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	43
PROPOSAL 4: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF TRUSTMARK’S ARTICLES OF INCORPORATION TO PROVIDE FOR EXCULPATION OF DIRECTORS IN ACCORDANCE WITH MISSISSIPPI LAW	43
PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	44
AUDIT COMMITTEE REPORT	44
Principal Accountant Fees	45
Pre-Approval Policy	45
RELATED PARTY TRANSACTIONS	45
BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK	47
PROPOSALS OF SHAREHOLDERS	48
COST OF PROXY SOLICITATION	48
AVAILABILITY OF PROXY MATERIALS	48
ANNEX A: AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TRUSTMARK CORPORATION	49

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting as this is only a summary.

Information About the 2023 Annual Meeting

Time/Date:	Tuesday, April 25, 2023, at 1:00 p.m. CT

Location:	Trustmark Corporate Office, 248 East Capitol Street, Jackson, Mississippi 39201

Record Date:	March 1, 2023

Proposals

Proposal	Description	Board Recommendation

Proposal 1	Election of 11 directors to hold office for the ensuing year or until their successors are elected and qualified	“FOR” (for each nominee)

Proposal 2	Advisory approval of Trustmark’s executive compensation	“FOR”

Proposal 3	Advisory vote on the frequency of advisory votes on executive compensation	“ONE YEAR”

Proposal 4	Approval of an amendment and restatement of Trustmark’s articles of incorporation to provide for exculpation of directors in accordance with Mississippi law	“FOR”

Proposal 5	Ratification of selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2023	“FOR”

Financial Highlights – 2022

•	Loans held for investment (HFI) increased $2.0 billion, or 19.1%, in 2022

•	Nonperforming assets declined to 0.55% of loans HFI and held for sale (HFS)

•	Net charge-offs represented 0.01% of average loans in 2022

•	Net interest income FTE totaled $507.1 million, up 17.9% in 2022 to produce a net interest margin of 3.17%, up 41 basis points from 2021

•	Insurance revenue increased 10.7% in 2022 while wealth management revenue remained stable

•	Noninterest income totaled $205.1 million and represented 29.3% of total revenue

•	Revenue totaled $699.9 million in 2022, up 9.3% from the prior year
•	Noninterest expense, excluding litigation settlement expense of $100.8 million, totaled $502.5 million, up 2.7% from the prior year

•

Net income totaled $71.9 million, representing diluted earnings per share of $1.17. Excluding litigation settlement expense, which reduced net income by $75.6 million, net income totaled $147.5 million, representing diluted earnings per share of $2.40. Information regarding the litigation settlement is included in Trustmark’s Current Report on Form 8-K filed on January 3, 2023.

•	Paid quarterly dividend of $0.23 per share, or $0.92 per share annually

•	Maintained strong capital position with CET1 ratio of 9.74% and total risk-based capital ratio of 11.91%

•	Expanded market optimization efforts with a net reduction of 11 branch offices during the year

•	Continued technology investments to enhance efficiency and productivity

Corporate Governance Highlights

•	Eight members of the Board of Directors of Trustmark (the Board) are independent.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and comply with a directors’ attendance policy.

•	A CEO succession planning process is in place to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.

•	The Board has the authority to seek advice or counsel from external advisors as needed.

•

Following a comprehensive review, as of January 1, 2023, the Board approved a number of changes in the Board’s governance structure and processes to enhance its effectiveness in providing oversight and strategic advice to management. See “Corporate Governance – Overview” on page 4.

•	Directors are subject to Trustmark stock ownership requirements.

•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.

•	Directors are required to retire at the age of 75.

Executive Compensation Highlights

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Human Resources Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Oversight of compensation by Human Resources Committee, which is comprised solely of independent directors
•	In the event the Board Chair is not independent, the Board’s Lead Director, who is independent, shall serve as Chair of the Executive Committee and the Nominating & Governance Committee.

•	Independent directors meet without management present.

•	The Board has adopted codes of conduct/ethics for directors, senior financial officers, and associates.

•

The Nominating & Governance Committee of the Board reviews the corporate governance structure and annually evaluates each director’s performance against specific performance criteria designed to evaluate the director’s contributions.

What we don’t do:

×	No automatic or guaranteed annual salary increases

×	No guaranteed bonuses or guaranteed long-term incentive awards

×	No tax gross-ups for executive officers

×	No “single-trigger” change in control severance payments

×	No hedging of Trustmark stock

×	No excessive perquisites

Environmental, Social and Governance/Corporate Social Responsibility (ESG/CSR)

•	Committed to robust community engagement, informed policies and procedures, and responsible philanthropy to strengthen communities

•	Produced and published first annual CSR Impact Report

•	Contributed more than $4 million in 2022 to community-based programs and sponsorships with focus on supporting at-risk children and families and financial literacy initiatives

•	Provided continued financial literacy and individual counseling through partnership with Operation HOPE, Inc., in Memphis, TN, Montgomery, AL and Jackson, MS in 2022

•	Dedicated to serving diverse and underserved communities; enhanced product offerings to meet special credit needs of low-to-moderate income individuals and communities

•	Facilitated financial literacy classes through EVERFI, Inc., engaging schools throughout Mississippi in Trustmark’s Financial Scholars program in 2022

•

Engaged in collaborative relationships through the Office of the Comptroller of the Currency’s (OCC) Project REACh initiative with minority depository institutions in Houston, TX and Mobile, AL to expand access to credit and capital

GENERAL INFORMATION

Introduction

Trustmark Corporation (Trustmark) is holding its 2023 Annual Meeting of Shareholders (the Annual Meeting) on Tuesday, April 25, 2023. This proxy statement is being sent on or about March 15, 2023, in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

Trustmark is furnishing this proxy statement over the Internet to most shareholders. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials, please see “Availability of Proxy Materials” on page 48 for additional information.

Meeting Location, Date and Time

The Annual Meeting will be held at Trustmark’s Corporate Office located at 248 East Capitol Street, Jackson, Mississippi 39201 on Tuesday, April 25, 2023, at 1:00 p.m. CT. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 1, 2023, are entitled to notice of and to vote at the Annual Meeting. On the record date, Trustmark had outstanding [XX,XXX,XXX] shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum to transact business at the Annual Meeting. Each share is entitled to one vote on each proposal.

The required vote for each proposal is as follows:

•

Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected, and no successor is elected, such nominee must tender his or her resignation to the Board. For additional information, please see “Proposal 1: Election of Directors” on page 14.

•	The advisory vote to approve Trustmark’s executive compensation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
•

For the advisory vote on the frequency of advisory votes on executive compensation, the option of every one year, every two years or every three years that receives the highest number of votes cast will be the frequency that is recommended by the shareholders.

•	The amendment and restatement of Trustmark’s articles of incorporation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
•	The ratification of the selection of Crowe LLP (Crowe) as independent auditor will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are considered routine or non-routine. If a proposal is considered routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe as independent auditor is considered a routine matter, while the other proposals, i.e., the election of directors, the advisory vote to approve Trustmark’s executive compensation, the advisory vote on the frequency of advisory votes on executive compensation, and the amendment and restatement of Trustmark’s articles of incorporation, are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares through a bank, broker or other holder of record and you do not give voting instructions, your bank, broker or other record holder of the shares is not permitted to vote your shares on any proposal other than Proposal 5, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR each director nominee named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, for a frequency of every ONE YEAR for the advisory vote on executive compensation in Proposal 3, FOR approval of the amendment and restatement of Trustmark’s articles of incorporation in Proposal 4, FOR ratification of the selection of Crowe as independent auditor in Proposal 5 and on all other matters in accordance with the recommendations of the Board.

How to Vote

Shareholders of record can vote at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	Vote by Internet (instructions are on the Notice of Internet Availability or the proxy card),
(2)	Vote using your smartphone (instructions are on the Notice of Internet Availability or the proxy card),
(3)	Vote at the meeting (instructions are on the Notice of Internet Availability or the proxy card), or
(4)	If you received a printed copy of this proxy statement, complete the enclosed proxy card and sign, date and return it in the postage-paid envelope provided.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or other holder of record will provide you with materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote your shares at the Annual Meeting, you should complete the voting instructions form that the bank, broker or other holder of record will provide to you or use the telephone or Internet voting arrangements described on the voting instructions form or other materials that the bank, broker or other holder of record will provide to you.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering written notice to the Secretary at or prior to the Annual Meeting or by timely delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet or smartphone (instructions are on the Notice of Internet Availability or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted. The address for the Secretary is c/o Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

If you hold your shares through a bank, broker or other holder of record, your ability to revoke your proxy depends on the voting procedures of the bank, broker or other holder of record. Please follow the directions provided to you by your bank, broker or other holder of record.

Voting on Other Matters

The Board is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board.

CORPORATE GOVERNANCE

Overview

During 2022, the Board undertook a comprehensive review of its governance structure and processes. As a result of such review, the Board approved a number of structural and procedural changes in order to enhance the Board’s effectiveness in providing oversight and strategic advice to management. The key structural changes involve a re-organization of several Board committees and a re-allocation of responsibilities amongst such committees. These changes took effect on January 1, 2023, and the descriptions of each committee’s responsibilities below reflect the re-organized committee structure as of such date. In addition to the committee changes, the Board has implemented a number of changes to the Board and committee processes designed to expand Board engagement and provide additional focus on value-enhancing and forward-looking activities.

Trustmark’s revised governance structure enables the Board to more effectively and efficiently address key, specific issues such as business growth, human capital, enterprise risk management, and technology, among others. This is accomplished through six standing Board committees and through the effective use of the directors’ combined wisdom, diverse experience and business knowledge.

The purpose of the Board and its committees is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this purpose, Trustmark’s Board is responsible for:
• Providing strategic guidance and oversight	• Ensuring that management’s operations contribute to Trustmark’s financial soundness

• Acting as a resource on strategic issues and in matters of planning and policymaking	• Promoting social responsibility and ethical business conduct

• Providing insight and guidance on complex business issues and problems in the banking and financial services industries	• Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO)

• Monitoring risks facing Trustmark and providing oversight of Trustmark’s stress testing and other risk evaluation processes	• Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements

Key Features of Trustmark’s Corporate Governance

Trustmark’s governance structure has a number of key features that are designed to ensure effective and efficient oversight of the company, including the following:

•	Eight members of the Board are independent.
•	Directors are subject to Trustmark stock ownership requirements, as described under the heading “Director Compensation.”
•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.
•

Trustmark’s bylaws and Board Charter provide that when the Board Chair is also the CEO, or otherwise is not independent, as is the case currently, the Chair of the Executive Committee and Nominating & Governance Committee, who shall be an independent director, serves as Lead Director. See “Board Leadership” on page 6 for additional information.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and are expected to comply with a directors’ attendance policy.
•	The Board has adopted codes of conduct/ethics for directors, senior financial officers and associates.
•	The Board has the authority to seek advice or counsel from external advisors as needed.
•	Trustmark has a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.
•	Directors are required to retire at the age of 75.
•	Independent directors meet without management present.
•

In 2022, the Executive Committee reviewed the corporate governance structure and evaluated each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes. As of January 1, 2023, these responsibilities are performed by the Nominating & Governance Committee.

The Code of Conduct for Trustmark Directors, Code of Ethics for Senior Financial Officers of Trustmark, Code of Ethics and Procedure to Report Violations of Law or Accounting or Audit Irregularities (Whistleblower Procedures) are available at investorrelations.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205. Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ethics that applies to the chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at investorrelations.trustmark.com promptly following any such amendment or waiver. Trustmark may also elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC). The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met 10 times in 2022. Each director attended at least 90% of the total number of meetings of the Board and Board committees of which the director was a member in 2022. The Board meets jointly with the Board of Directors of Trustmark National Bank (the Bank Board), and since 2017, all members of the Board have also served as members of the Bank Board.

Director Attendance at the Annual Meeting

Directors are expected to attend the Annual Meeting, and in 2022, all Directors were present at the annual meeting of shareholders.

Director Independence

The Board has determined that the following current directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules):

Adolphus B. Baker	Tracy T. Conerly	Harris V. Morrissette
William A. Brown	Marcelo Eduardo	Richard H. Puckett
Augustus L. Collins	J. Clay Hays, Jr., M.D.

The Board also determined in 2022 that former Director Toni D. Cooley, who retired from the Board in April 2022, was an “independent director.”

In conjunction with these independence determinations, the Board considered certain relationships, including through family members and business affiliates, that (i) Messrs. Brown and Puckett, General Collins, Dr. Hays, and Mrs. Conerly have, and Ms. Cooley had, as customers of Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of Trustmark National Bank (the Bank), and (ii) Messrs. Baker, Brown, Eduardo and Puckett, General Collins and Dr. Hays have as customers of the wealth management and trust services division of the Bank. The Board also noted that a number of directors, including through business affiliates, have customer relationships with the Bank in the form of routine deposit, credit card and/or loan products in the ordinary course. In each case, the Board concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, which are contained in the Board Charter, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chair and CEO to be separate or combined.

Mr. Dewey succeeded Mr. Host as CEO of Trustmark and the Bank on January 1, 2021, at which time Mr. Host became Executive Chairman of Trustmark and the Bank. In his role as Executive Chairman, Mr. Host focused on issues involving board governance, corporate strategy, corporate development, investor relations, industry engagement and civic leadership. Following the 2022 annual meeting of shareholders, Mr. Host ceased serving as Executive Chairman, and became Board Chair.

Trustmark’s Board Charter and Bylaws provide that if the Board Chair and CEO positions are occupied by the same individual or if the Board Chair is otherwise not independent, the Board’s Lead Director, who is independent, shall serve as Chair of the Executive Committee and Nominating & Governance Committee. Mr. Host is not considered to be independent due to his prior tenures as CEO and Executive Chairman. Mr. Puckett has served as the Chair of the Executive Committee, Nominating Committee, and as of 2023, the Nominating & Governance Committee, and Lead Director since the 2020 annual meeting of shareholders. The Lead Director’s responsibilities include (i) chairing meetings and executive sessions of the independent directors, Executive Committee, Nominating & Governance Committee and meetings on matters for which the Board Chair recuses himself and other meetings in the Board Chair’s absence, (ii) coordinating with the Board Chair to develop Board meeting agendas and schedules, (iii) communicating with and advising the Board Chair, (iv) referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others, (v) serving as the primary communicator between the independent directors and the CEO and (vi) providing an alternative communication channel for all directors. The Board believes an independent Lead Director serves an important function in providing independent leadership of the Board and strengthening the Board’s oversight of Trustmark’s business. The Board Charter is posted at investorrelations.trustmark.com.

Committees of the Board of Directors

As of January 1, 2023, there are six standing Board committees: Audit, Enterprise Risk, Executive, Finance, Human Resources and Nominating & Governance. Each of these Board committees are joint committees of the Board and the Bank Board. The Audit, Enterprise Risk, Human Resources and Nominating & Governance committees are comprised solely of independent directors and otherwise satisfy the requirements applicable to such committees under Nasdaq listing standards.

Audit Committee

The Audit Committee meets regularly throughout the year, including meeting with the external and internal auditors without management present. The Committee’s responsibilities include:

•	Sole responsibility for the appointment, compensation, retention and oversight of the work of the external auditor.
•	Assuring the objectivity and independence of the internal audit department and the external auditor.
•	Reviewing and concurring in the appointment, replacement, reassignment, performance or dismissal of the Chief Audit Executive, who reports directly to the Committee.
•

Inquiring of management, the Chief Audit Executive, and the external auditor about significant risks or exposures related to the consolidated financial statements and assessing steps that management has taken to minimize such risks to Trustmark.

•	Considering and reviewing with the Chief Audit Executive and the external auditor the adequacy of Trustmark’s internal controls.
•

General oversight of the preparation and review of Trustmark’s consolidated financial statements, management’s discussion and analysis, critical accounting policies, interim financial statements, and other matters relating to financial reporting.

•	Oversight and review of the system for monitoring compliance with laws and regulations.

The purpose and responsibilities of the Audit Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Enterprise Risk Committee

The Enterprise Risk Committee is responsible for ensuring that Trustmark has policies and processes to identify and manage various risks throughout the company. The Committee’s responsibilities include:

•	Reviewing and approving Trustmark’s policies regarding enterprise risk management.
•	Understanding and analyzing the enterprise-wide effect of the risks Trustmark faces.
•	Recommending to the Board a formal risk appetite statement for all risk categories.
•	Reviewing and approving enterprise risk assessments in various risk categories, as prepared by management.
•	Reviewing Trustmark’s capital stress testing results as they relate to risk.
•	Reviewing and approving the vendor risk management policy and program.
•	Reviewing and approving Trustmark’s cybersecurity strategy to protect its information assets and technology platforms.
•	Monitoring all aspects of the quality of the Bank’s loan portfolio including the risk profile of the portfolio, and reviewing and approving the Bank’s policies regarding loan quality.
•	Monitoring activities of the Bank’s Wealth Management Group, which includes the fiduciary activities of the Bank’s Trust Department.

The purpose and responsibilities of the Enterprise Risk Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action between regularly scheduled Board meetings. It also evaluates and makes recommendations to the Board regarding material corporate transactions, and approves unplanned expenditures greater than $1 million if the Finance Committee is unable to meet. The Executive Committee Charter is posted at investorrelations.trustmark.com.

Finance Committee

The Finance Committee is responsible for overseeing Trustmark’s budgeting, capital planning and related financial strategy. The Committee’s responsibilities include:

•	Reviewing and recommending for Board approval Trustmark’s annual budget, and monitoring performance against budget.
•	Providing guidance to management regarding Trustmark’s strategic plan and financial goal setting.
•	Reviewing and approving unplanned expenditures greater than $1 million.
•	Reviewing and recommending to the Board actions pertaining to Trustmark’s capital position, including issuance and repurchases of stock and payment of dividends.
•	Reviewing and approving Trustmark’s capital stress testing policy and results of capital stress testing.
•	Reviewing and approving the Bank’s funds management policy, and periodically monitoring the Bank’s investment securities portfolio.
•	Reviewing and approving liquidity risk parameters and guidelines established by management and periodically monitoring the Bank’s liquidity risk profile.

The purpose and responsibilities of the Finance Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Human Resources Committee

The Human Resources Committee is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee also ensures that appropriate policies and practices are in place to facilitate the development of associate and management talent and orderly CEO succession. In fulfilling its role, the Committee’s responsibilities include:

•	Approving management-developed guidelines that shape Trustmark’s compensation strategy and approach.
•	Recommending the CEO’s compensation and performance evaluation procedures, for approval by the Board.
•	Recommending the CEO succession planning process, subject to approval by the Board.

•	Recommending, for approval by the Bank Board and the Board, as applicable, the appointment or promotion of officers who are members (or proposed members) of the Executive Strategy Committee.
•	Recommending compensation for officers who are members of the Executive Strategy Committee, for approval by the Bank Board and the Board, as applicable.
•	Recommending awards under Trustmark’s equity compensation plans, for approval by the Board, subject to limited discretion by the CEO for specified awards.
•	Recommending compensation for directors, for approval by the Board.
•	Reviewing and approving Trustmark’s compensation disclosures.
•	Reviewing and approving Trustmark’s compensation policies and practices as they relate to risk management.
•

Reviewing and recommending for the Board’s approval Trustmark’s policies and practices regarding human resources-related social responsibility issues, including equal opportunity employment, diversity and inclusion.

All members of the Committee during 2022 were and currently are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the Exchange Act), “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq listing rules. The purpose and responsibilities of the Human Resources Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Nominating & Governance Committee

The purpose of the Nominating & Governance Committee is to assist the Board in recommending qualified individuals for election or re-election to the Board and for assignment to Board committees, and to provide guidance on Board and corporate governance issues. The Committee also evaluates the annual performance of the Board and its committees. In fulfilling its role, the Committee’s responsibilities include:

•	Reviewing and recommending for approval by the Board Trustmark’s corporate governance structure and practices to ensure sound, effective and efficient operation of the Board.
•	Seeking, interviewing, and recommending qualified individuals for Board service.
•	Identifying and recommending qualified individuals for membership on committees of the Board.
•	Reviewing and approving appropriate support for director onboarding and training.
•	Reviewing and recommending for Board approval director performance standards, and evaluating, annually, each director’s performance against such performance standards.

The purpose and responsibilities of the Nominating & Governance Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the CFO, Chief Credit and Operations Officer, Chief Administrative Officer, Chief Risk Officer and Chief Audit Executive. Through these reports, Trustmark’s directors receive information on areas of material risks to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks. These reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee.

The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures that information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board provides oversight of management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the Enterprise Risk Committee and Audit Committee, as well as presentations at the Board level. These reports to the Board and its Committees address the threat environment, vulnerability assessments, specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats.

Committee Membership

The following table shows, for 2022, the membership of each committee and the number of meetings held by each committee during the year:

Director	Audit & Finance	Enterprise Risk	Executive	Human Resources	Nominating
Adolphus B. Baker			X	Chair	X
William A. Brown	X	X	X		X
Augustus L. Collins	X	X
Tracy T. Conerly	Chair		X		X
Toni D. Cooley (1)		X
Duane A. Dewey			X
Marcelo Eduardo	X		X		X
J. Clay Hays Jr., M.D.		Chair	X	X	X
Gerard R. Host			X
Harris V. Morrissette	X			X
Richard H. Puckett			Chair/Lead Director	X	Chair
William G. Yates III
2022 Meetings	7	4	6	5	2

(1)	Ms. Cooley retired from the Board on April 26, 2022.

As of January 1, 2023, the Committee structure and membership is as follows:

Director	Audit	Enterprise Risk	Executive	Finance	Human Resources	Nominating & Governance
Adolphus B. Baker					Chair	X
William A. Brown	X	X
Augustus L. Collins	X	X			X
Tracy T. Conerly	Chair			X		X
Duane A. Dewey			X
Marcelo Eduardo	X		X	Chair		X
J. Clay Hays, Jr., M.D.		Chair	X			X
Gerard R. Host			X
Harris V. Morrissette		X		X	X
Richard H. Puckett			Chair/Lead Director		X	Chair/Lead Director
William G. Yates III				X

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email addressed to boardofdirectors@trustmark.com. Communications will be referred to the Chair of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Procedures, any violations of law or complaints or concerns regarding accounting or auditing matters should be reported to (i) Trustmark’s independent online reporting center at www.trustmark.ethicspoint.com, (ii) Trustmark’s independent hotline at 1-866-979-3769, or (iii) Trustmark’s Ethics Committee Chair at 601-208-6867. Complaints will be investigated by Trustmark’s Chief Administrative Officer and Chief Audit Executive and reported to the Audit Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote in the election of directors at an annual meeting.

Nominations other than those made by or on behalf of the Board must be made in accordance with procedures set forth in Trustmark’s bylaws. These procedures require that such nominations be in writing and that they be delivered or mailed to Trustmark’s Chair of the Board and received (a) not less than 60 days nor more than 90 days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, not less than 90 days before the date of the annual meeting. The bylaws also require that such notification contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected and (i) a representation as to whether the notifying shareholder intends or is part of a group which intends to solicit proxies or votes in support of such director nominees in accordance with Rule 14a-19 under the Exchange Act. In addition, such notification must include the information required by Rule 14a-19(b) under the Exchange Act if the notifying shareholder intends to solicit proxies or votes in support of director nominees in accordance with Rule 14a-19 under the Exchange Act.

Nominations not made in accordance with the above bylaw procedures may be disregarded by the Chair of the Board of the annual meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating & Governance Committee does not have a policy for considering nominations by shareholders other than through the bylaw process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating & Governance Committee by email to boardofdirectors@trustmark.com, or in writing addressed to Trustmark Corporation Nominating & Governance Committee, Post Office Box 291, Jackson, MS 39205. In order to give the Nominating & Governance Committee adequate time to consider any such individual for nomination as a director at the 2024 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2023. In considering an individual recommended by a shareholder but not directly nominated, the Nominating & Governance Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating & Governance Committee may solicit suggestions from incumbent directors, management or others.

Environmental, Social and Governance/Corporate Social Responsibility (ESG/CSR)

Trustmark believes that a company’s commitment to corporate social responsibility is measured by its sustainability, environmental, and societal impact. These factors are critical to long-term business viability. Trustmark understands that a company’s performance must be measured not only by shareholder returns, but also by how it achieves ESG/CSR objectives. The company employs a Director of Corporate Social Responsibility to monitor the continuing effectiveness of its program. Robust community engagement, informed policies and procedures, and responsible philanthropy are some of the ways in which Trustmark continues to serve its communities and workforce. Accomplishments in these areas of focus were highlighted in Trustmark’s first annual CSR Impact Report, published in 2022 and available at Trustmark.com.

Board Oversight. The Board has responsibility for overseeing Trustmark’s strategies, policies, and programs relating to ESG/CSR matters, including environmental sustainability, community development and reinvestment, and charitable giving and other programs with social impacts. As described above, the Human Resources Committee reviews and approves Trustmark’s policies and practices regarding social responsibility issues relating to human resources, such as equal opportunity employment, diversity and inclusion.

CSR Engagement and Investment. Trustmark’s continued commitment to corporate social responsibility was demonstrated in 2022 through services provided to customers, partnerships formed in communities, and opportunities presented to associates. The company’s strategically aligned activities reflect its core values of Integrity, Service, Accountability, Relationships and Solutions. In 2022, Trustmark invested more than $4 million in the form of contributions and sponsorships to local organizations, including a $1.5 million tax credit investment allocated to 13 Mississippi youth and family-based charities providing services and programs for the welfare and development of children as part of Trustmark’s commitment under the Mississippi Children’s Promise Act.

Trustmark continued to focus on financial literacy and community outreach in 2022, with associates volunteering more than 6,519 hours of service to local partners through positions on non-profit boards of directors, financial literacy outreach and other forms of community engagement. The company also continued to partner with EVERFI, Inc., to provide online financial literacy courses in schools throughout Mississippi to educate students on financial matters through Trustmark’s Financial Scholars Program. The EVERFI Engage platform was also made available to Trustmark associates to conduct community-based financial literacy sessions, both in-person and virtually.

Additional financial literacy support was provided through Trustmark’s continued partnership with Operation HOPE, Inc., a national non-profit organization. Trustmark continued to engage with the organization in 2022 to implement the HOPE Inside program within the markets of Memphis, Tennessee; Montgomery, Alabama; and Jackson, Mississippi to provide banking customers and members of the public with opportunities to receive financial tools and education to strengthen their financial security. Trustmark’s investment of $200,000 in each of these markets provides a two-year commitment to support a dedicated financial wellness coach to administer the HOPE Inside program. The coaches conduct financial literacy seminars, individualized financial counseling sessions and provide referrals to disaster relief services. These services and resources are provided at no cost to community residents, and extend to city employees and first responders in each of the designated markets. In 2022, more than 3,320 services were provided through Trustmark’s partnership with Operation HOPE.

Trustmark values partnerships that serve diverse communities, and it embraces opportunities to engage in that work. In 2022, Trustmark participated in collaborative partnerships with two minority depository institutions (MDIs), through the Project Roundtable for Economic Access and Change (REACh) Initiative, developed by the OCC. Project REACh aims to identify and reduce barriers to full, fair participation in the nation’s banking system and the economy to help expand access to credit and capital.

Trustmark announced its partnership under the program with newly formed Agility Bank in early 2022. Agility Bank, based in Houston, Texas, is the first primarily women-owned and led bank in the United States under the MDI national charter of the OCC. Trustmark entered a second year of collaboration in 2022 with Commonwealth National Bank, which has served the Mobile, Alabama banking community since 1976. Commonwealth National Bank is one of fewer than 25 black-owned banks remaining in the United States.

Trustmark’s commitment to building and supporting resilient communities also includes revitalizing and strengthening underserved communities. In 2022, its investments in low-to-moderate income areas included more than $347 million in home mortgage loans, $542 million in small business loans and small farm loans and more than $172 million in community development loans. Also in 2022, Trustmark provided low-to-moderate income borrowers more than $510 million in home mortgage loans. The company’s collaborative work with community service providers, developers, realtors, housing advocates and others resulted in more than $34.5 million in investments that provide affordable housing, employment and community services for those with low-to-moderate incomes. Trustmark also enhanced its mortgage product offerings during the year to meet the special credit needs of low-to-moderate income individuals and communities. Trustmark employs a dedicated team of associates to provide oversight of initiatives that advance financial growth and stability within racially and economically diverse communities. The Diverse Market Strategy Team coordinates with business units at Trustmark to develop innovative lending strategies, inclusive outreach events, targeted marketing campaigns, and special purpose products and programs to meet the unique needs of diverse communities throughout the company’s footprint.

Human Capital and Workforce Diversity. Trustmark’s commitment to serve diverse communities extends to its workforce practices. Trustmark’s Diversity Officer works within the Human Resources Department to develop and oversee diverse training, recruitment and retention practices. The company has introduced several initiatives to support a workforce culture of diversity through educational diversity training for management and all associates, including the development of a training course that emphasizes management’s role in hiring a diverse and inclusive workforce. Three HR associates hold a Diversity, Equity and Inclusion certificate from the University of South Florida’s Muma College of Business and, in 2022, represented Trustmark in the American Bankers Association’s Black Bankers Employee Resource Group. Trustmark also continues to socialize cultural observances through a community calendar of events to promote a culture of inclusivity and engagement among associates. Additionally, in 2022, Trustmark launched its second cycle of the Emerging Talent Program, designed to identify and develop high-performing associates through management mentorship.

Environmental Sustainability. Throughout the year, Trustmark promoted environmental sustainability through business practices that conserve natural resources, including the sponsorship of numerous community shredding events to encourage recycling initiatives. Trustmark also provides shredding services at all buildings and branch locations, offers enhanced digital banking options and processes for customers, and utilizes internal workflow management systems to reduce paper usage. Additionally, an LED light conversion project was continued across the organization in 2022 to increase energy efficiency, in which 15 additional Trustmark buildings were retrofitted with LED lighting. Programmable thermostats and HVAC control systems installed last year in Trustmark buildings to conserve and monitor energy use resulted in usage declines between 25-40 percent. Trustmark’s proactive environmental business practices were matched with its responsiveness to weather-induced events in 2022 through the activation of comprehensive disaster recovery and business continuity plans. The plans detail the responsibilities of key positions, instructions on ways to continue operations throughout the progression of weather-related events, and timeframes by which key tasks must be accomplished. Trustmark is committed to assessing environmental risks to its operations, including those associated with increasing climate change concerns.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating & Governance Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating & Governance Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs.

Although Trustmark has no formal policy regarding diversity, the Nominating & Governance Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating & Governance Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee.

Personal Traits

Board service is an extremely important, high-profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity • Accountability	• High Performance Standards • Initiative/Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills

• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees

Individual Director Competencies	Audit	Enterprise Risk	Executive	Finance	Human Resources	Nominating & Governance
1. Financial Acumen

Accounting and finance knowledge	✓	✓	✓	✓

Financial statement analysis	✓			✓

Ability to communicate financial concepts in lay terms	✓		✓	✓

Knowledge of capital markets	✓		✓	✓

Financial planning	✓	✓		✓
2. Organizational Effectiveness

Talent management					✓	✓

Understanding of compensation issues					✓	✓

Ability to discern candidate qualifications					✓	✓
3. Strategic Direction

Vision			✓			✓

Strategic perspective		✓	✓			✓

Technology knowledge			✓

Industry knowledge	✓	✓	✓	✓		✓
4. Risk Management Experience

Experience managing risk exposures	✓	✓		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Board believes that each person nominated for election at the Annual Meeting possesses the personal traits described above and that each director nominee who has served in a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 14.

Board Diversity

The chart below provides information regarding the diversity characteristics of the members our Board, based on self-identification by the directors.

Board Diversity Matrix (As of December 31, 2022)

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	10	-	-

Part II: Demographic Background

African American or Black	-	1	-	-

Alaskan Native or Native American	-	-	-	-

Asian	-	-	-	-

Hispanic or Latinx	-	1	-	-

Native Hawaiian or Pacific Islander	-	-	-	-

White	1	8	-	-

Two or More Races or Ethnicities	-	-	-	-

LGBTQ+	-

Did Not Disclose Demographic Background	-

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at 11.

The nominees listed herein have been proposed by the Board for election at the Annual Meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of 11 nominees. Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected to the Board, and no successor is elected, such nominee must tender his or her resignation to the Board. The Nominating & Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether to take other action. The director who tenders his or her resignation may not participate in the recommendation of the Nominating & Governance Committee or the decision of the Board with respect to his or her resignation. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.

The Board recommends that shareholders vote “FOR” the proposed nominees.

The Nominees

Adolphus B. Baker, 66 Director of Trustmark since 2007 (Independent Director) Trustmark Corporation Committees: • Human Resources (Chair) • Nominating & Governance	Career Highlights: • Chairman, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Public Company Boards: • Cal-Maine Foods, Inc.

Experience and qualifications: Mr. Baker is chairman and former chief executive officer of a publicly-traded company that is the largest producer and distributor of shell eggs in the United States. His position has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director of the Bank, and particularly as the former chair of the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee), provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function. He is a member of the National Association of Corporate Directors.

William A. Brown, 65 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: • Audit • Enterprise Risk	Career Highlights: • Chairman, Brown Group Holdings, Inc. (Soft Drink Manufacturing) • President, Brown Bottling Group, Inc. (Beverage Distributor)

Experience and qualifications: Mr. Brown serves as chairman of a soft drink manufacturing business and president of a regional beverage distributor based in Mississippi. He serves on the Boards of the Pepsi Cola Bottlers Association and Wis-Pak/WP Beverages as well as trade associations, including the Mississippi Beverage Association. His extensive experience in this industry has provided him with significant marketing and business leadership skills as well as in-depth understanding of the business climate and customer base in significant Trustmark markets. Mr. Brown also served as Chair of the Bank Board’s Credit Policy Committee (the responsibilities of which are now performed by the Enterprise Risk Committee), providing him with an understanding of Trustmark’s credit culture and philosophy, which is a skill essential to the Board’s risk oversight function. He is a member of the National Association of Corporate Directors.

Augustus L. Collins, 65 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit • Enterprise Risk • Human Resources	Career Highlights: • CEO, MINACT Inc. (Job Training, Development and Management) Other Public Company Boards: • Huntington Ingalls Industries • Mississippi Power Company

Experience and qualifications: General Collins has served as the CEO of MINACT Inc., a job training, development and management company, since 2016. He retired with the rank of Major General in the Mississippi National Guard, having served as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard from 2012 to 2016. His 35 years of combined military service in the U.S. Army and the Mississippi National Guard included the command of the 155th Brigade Combat Team in Iraq, where he was responsible for security operations in the southern and western provinces. He was previously appointed by the Governor to the Mississippi Workers’ Compensation Commission where he served as the commission’s representative of labor. General Collins’ years of service and leadership provide him with valuable experience in strategic and financial planning as well as human resources. He is a member of the National Association of Corporate Directors.

Tracy T. Conerly, 58 Director of Trustmark since 2015 (Independent Director) Trustmark Corporation Committees: • Audit (Chair) • Finance • Nominating & Governance	Career Highlights: • Retired Partner, Carr, Riggs & Ingram, LLC (Accounting)

Experience and qualifications: Mrs. Conerly is a certified public accountant and a former certified valuation analyst. Her experience as a former partner at a large certified public accounting firm has provided her with significant financial and accounting expertise, particularly in the areas of auditing, business valuation and tax, and qualifies her for service as one of the Board’s audit committee financial experts. Mrs. Conerly’s years of service as a director of a publicly-traded financial institution provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. Mrs. Conerly also served on the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee), providing her with an understanding of Trustmark’s balance sheet strategy, which is a skill essential to the Board’s risk oversight function. She is a member of the National Association of Corporate Directors.

Duane A. Dewey, 64 Director of Trustmark since 2020 Trustmark Corporation Committees: • Executive	Career Highlights: • President and Chief Executive Officer, Trustmark Corporation • President and Chief Executive Officer, Trustmark National Bank

Experience and qualifications: Mr. Dewey became president and chief executive officer of Trustmark and the Bank on January 1, 2021. He was formerly president and chief operating officer of the Bank from January 1, 2020, to December 31, 2020. He served as chief operating officer of the Bank from January 1, 2019, to December 31, 2019, and as President of Corporate Banking from 2008 to 2018. Mr. Dewey, with 19 years of experience at Trustmark and 37 years in the financial services industry, has worked in diverse geographic markets and in numerous lines of banking businesses. His executive management responsibilities in retail and institutional banking, mortgage, wealth management and insurance services enable him to provide valuable operational, strategic and financial perspectives to the Board. Mr. Dewey is a member of the National Association of Corporate Directors.

Marcelo Eduardo, 60 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit • Executive • Finance (Chair) • Nominating & Governance	Career Highlights: • Dean, School of Business, Mississippi College

Experience and qualifications: Mr. Eduardo has served as the Dean of the School of Business at a private college in Mississippi since 2003. He holds Ph.D. (Finance) and MBA degrees and serves as the Anderson Distinguished Professor of Finance at Mississippi College. Mr. Eduardo, an accomplished academic, has authored numerous articles on a variety of topics, including investment management, compliance, capital management and the pricing of retail banking services, which have been published in national and international journals. His expertise in banking and corporate finance, combined with his proven marketing and leadership skills, provide valuable marketing, strategic and financial perspectives to the Board, and qualifies him for service as one of the Board’s audit committee financial experts. Mr. Eduardo also served as Chair of the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee). He is a member of the National Association of Corporate Directors.

J. Clay Hays, Jr., M.D., 57 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk (Chair) • Executive • Nominating & Governance	Career Highlights: • Cardiologist, Partner, President, Jackson Heart Clinic, PA

Experience and qualifications: Dr. Hays is president of Jackson Heart Clinic, PA, one of the largest cardiology groups in Mississippi. He is a former chairman of the Mississippi Healthcare Solutions Institute and former director and past president of the Mississippi State Medical Association. He serves as director and secretary of the Medical Assurance Company of Mississippi, a statewide medical malpractice insurer. He is also a Mississippi Delegate to the American Medical Association House of Delegates and Chair Elect of the Southeast Delegation of the AMA House of Delegates. With extensive experience in the medical industry, Dr. Hays is uniquely positioned to advise Trustmark on the healthcare industry. Dr. Hays also served on the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee). He is a member of the National Association of Corporate Directors.

Gerard R. Host, 68

Director of Trustmark since 2010

Chair of Trustmark Board since April 2022

Executive Chairman of Trustmark Board from January 2021 to April 2022

Trustmark Corporation Committees:

•   Executive

Career Highlights: • Former Executive Chairman, Trustmark Corporation and Trustmark National Bank • Former President and CEO, Trustmark Corporation and Trustmark National Bank

Experience and qualifications: Mr. Host has served as Chair of Trustmark and the Bank since April 2022. He served as Executive Chairman of Trustmark and the Bank from January 1, 2021 to April 26, 2022. Mr. Host served as president and chief executive officer of Trustmark and chief executive officer of the Bank from January 1, 2011, to December 31, 2020, and served as president of the Bank from 2011 to December 31, 2019. He also served as a director of the Federal Reserve Bank of Atlanta from 2012 until the end of his second term on December 31, 2018. Throughout his 38-year tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters. He is a member of the National Association of Corporate Directors.

Harris V. Morrissette, 63 Director of Trustmark since 2016 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk • Finance • Human Resources

Career Highlights:

•   President, China Doll Rice & Beans, Inc.

(Regional Packaged and Food Services Company)

•   Former President and CEO, Marshall Biscuit Company, Inc.

Other Directorships:

•   Williamsburg Investment Trust

Experience and qualifications: Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His prior years of service as a director of a publicly-traded financial institution provide him with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. In addition, Mr. Morrissette’s background and business acumen provide him with the skills necessary to contribute invaluable insight and broad perspectives to Board discussions. He also served on the Bank Board’s Credit Policy Committee (the responsibilities of which are now performed by the Enterprise Risk Committee). Mr. Morrissette is a member of the National Association of Corporate Directors.

Richard H. Puckett, 68

Director of Trustmark since 1995

Lead Director of Trustmark since 2020

(Independent Director)

Trustmark Corporation Committees:

•   Executive (Chair/Lead Director)

•   Human Resources

•   Nominating & Governance (Chair/Lead Director)

Career Highlights: • Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment and Engine Power Systems)

Experience and qualifications: Mr. Puckett is the chairman and chief executive officer of a heavy equipment distribution and rental company with facilities located in Mississippi and eastern Louisiana that provide heavy equipment, engine power solutions and related supplies to a variety of industries. Mr. Puckett brings marketing and business leadership skills to the Board, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets. His experience and Board tenure provided valuable perspective to his service on the Bank Board’s Credit Policy Committee (the responsibilities of which are now performed by the Enterprise Risk Committee). Mr. Puckett is a member of the National Association of Corporate Directors.

William G. Yates III, 50 Director of Trustmark since 2009 Trustmark Corporation Committees: • Finance	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company • President and CEO, The Yates Companies, Inc.

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy. He formerly served as a member of the Bank Board’s Asset/Liability Committee and Credit Policy Committee (the responsibilities of which are now performed by the Finance Committee and Enterprise Risk Committee, respectively). In January 2021, Mr. Yates was appointed a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. In addition, he serves as a director and is former chairman of the Mississippi Economic Council. Mr. Yates is a member of the National Association of Corporate Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Guiding Philosophy. The guiding philosophy of the Human Resources Committee of the Board (the Committee) is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Further, compensation policies and practices should be designed to help develop management talent, promote teamwork among, and high morale with, executive management, establish effective corporate governance, and set compensation at competitive levels.

Trustmark’s compensation policies reflect the Committee’s guiding philosophy, as shown below:

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Oversight of compensation by the Human Resources Committee, which is comprised solely of independent directors

What we don’t do:

No automatic or guaranteed annual salary increases

No guaranteed bonuses or guaranteed long-term incentive awards

No tax gross-ups for executive officers

No “single-trigger” change in control severance payments

No hedging of Trustmark stock

No excessive perquisites

Key Elements of Compensation. The following table summarizes key elements of Trustmark’s executive compensation program and the primary objectives each element supports. The Committee believes these elements are standard compensation components for named executive officers (NEOs) at Trustmark’s peer companies:

Key Elements	Objectives
Base salary	• Attract and retain highly qualified executives • Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash bonuses	• Reward achievement of annual corporate goals and, where applicable, line-of-business goals
Performance-based restricted stock	• Reward achievement of long-term objectives • Create a direct link between management’s performance and shareholder value
Time-based restricted stock	• Align shareholder and management interests • Retain key executives • Supports achievement of stock ownership goals

Alignment Between Pay and Performance. Trustmark is committed to aligning the compensation of its executive officers with Trustmark’s financial and operational performance. The Committee believes that its current executive compensation program is helping to achieve these goals by aligning compensation with Trustmark’s performance. Key financial and core operating results for 2022 included the following:

•	Loans held for investment (HFI) increased $2.0 billion, or 19.1%, in 2022,
•	Nonperforming assets declined to 0.55% of loans HFI and held for sale (HFS),
•	Net charge-offs represented 0.01% of average loans in 2022,
•	Net interest income FTE totaled $507.1 million, up 17.9% in 2022 to produce a net interest margin of 3.17%, up 41 basis points from 2021,
•	Insurance revenue increased 10.7% in 2022 while wealth management revenue remained stable,
•	Noninterest income totaled $205.1 million and represented 29.3% of total revenue,
•	Revenue totaled $699.9 million in 2022, up 9.3% from the prior year,
•	Noninterest expense, excluding litigation settlement expense of $100.8 million, totaled $502.5 million, up 2.7% from the prior year,
•

Net income totaled $71.9 million, representing diluted earnings per share of $1.17. Excluding litigation settlement expense, which reduced net income by $75.6 million, net income totaled $147.5 million, representing diluted earnings per share of $2.40. Information regarding the litigation settlement is included in Trustmark’s Current Report on Form 8-K filed on January 3, 2023,

•	Paid quarterly dividend of $0.23 per share, or $0.92 per share annually,
•	Maintained strong capital position with CET1 ratio of 9.74% and total risk-based capital ratio of 11.91%,
•	Expanded market optimization efforts with a net reduction of 11 branch offices during the year, and
•	Continued technology investments to enhance efficiency and productivity.

Return on average tangible equity is a non-GAAP financial measure, but does not have a comparable GAAP financial measure. Return on average tangible equity is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets); it excludes the impact of (i) restructurings, discontinued operations, extraordinary items and other significant non-routine transactions, (ii) material litigation and insurance settlements, (iii) changes to comply with ASU 2016-02 and ASU 2016-13, and (iv) cumulative effects of income tax and accounting changes in accordance with US GAAP.

The Committee uses both annual cash bonuses and equity awards to link executive pay with Trustmark’s performance. Payouts under the annual management incentive plan are based on Trustmark’s achievement of key corporate, strategic and line of business performance goals. A minimum achievement of the threshold is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the target results in higher bonus awards. In 2022, Trustmark’s performance resulted in average payouts for the NEOs under the annual management incentive plan of 160.0% of target, out of a maximum potential payout of 200%. In recent years, cash bonuses under the annual management incentive plan have averaged approximately 37.0% of the CEO’s and 33.3% of the other NEOs’ total annual compensation.

Total equity awards granted in 2022 represent approximately 31% for the CEO’s, and 25% for the other NEOs’, total annual compensation. Performance-based equity awards granted in 2022, which represented approximately 16% (for the CEO) and 13% (for the other NEOs) of each NEO’s total annual compensation, will be earned based on Trustmark’s achievement of return on average tangible equity (ROATE), compared to an absolute target level, and total shareholder return (TSR), which includes dividends, compared to Trustmark’s peer group, in each case over a three-year performance period. The performance-based equity awards granted in 2020 were earned based on Trustmark’s achievement of ROATE compared to an absolute target level and TSR, which includes dividends, compared to Trustmark’s peer group, in each case over a three-year performance period. Trustmark’s performance over the three years ended December 31, 2022 resulted in combined vesting achieved for the performance-based restricted stock awards granted in 2020 of 94.75%.

Time-based equity awards, which in 2022 represented approximately 16% of total annual compensation (for the CEO) and 13% (for the other NEOs), further encourage a focus on long-term growth and financial success by aligning the interests of management and Trustmark’s shareholders.

As a result of the structure of Trustmark’s annual management incentive plan and its performance-based equity awards, the Committee believes that compensation awarded to its NEOs is effectively aligned with Trustmark’s performance. Average payouts of annual cash bonuses under the management incentive plan of 158.7% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 94.75%, 42.2% and 93.5% for the three years ended December 31, 2022, 2021 and 2020, respectively, reflects how the amount of this incentive compensation earned depends on Trustmark’s performance, including compared to its peer companies.

2022 Say on Pay Vote. In 2022, the advisory shareholder vote on Trustmark’s executive compensation received approval of over 97.3% of the votes cast on the proposal. In light of such strong support, during the remainder of 2022 and in 2023, the Committee has continued to apply the same compensation philosophy that was described in the 2022 proxy statement in determining amounts and types of executive compensation.

Board and Committee Process. In considering appropriate levels of compensation for executives, the Committee takes into account Trustmark’s performance and individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. When deemed appropriate, the Committee will request that its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), provide it with survey data of executive compensation for financial services companies that are comparable to Trustmark, generally based on line of business and asset size. The Committee does not request such market data from Pearl Meyer every year, and in years when such data is not requested, Trustmark will apply customary aging methods to estimate appropriate updates to salary data.

The Chair of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant. The Committee relies on Pearl Meyer to provide information, analyses and advice to aid in the determination of competitive executive and non-employee director pay consistent with Trustmark’s compensation philosophy, and periodically engages Pearl Meyer to test Trustmark’s pay-for-performance alignment. The Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

With respect to Trustmark’s compensation program for executives and non-employee directors for 2022, Pearl Meyer’s services for the Committee included:

•	providing market data regarding executive compensation in the banking and financial services industry,
•	providing competitive market analysis for the Executive Strategy and Management Committees, with consideration of salary, annual cash bonuses, and equity compensation,
•	reviewing the annual management incentive plan by providing observations on typical market practices, particularly performance metrics, performance targets, incentive scale and weightings,
•	providing recommendations regarding compensation for newly appointed executive officers and certain changes in executive compensation,
•	providing market practices and trends for executive retirement and equity plans,
•	providing input on leadership succession planning,
•	providing recommendations regarding the composition of Trustmark’s peer group, and
•	reviewing drafts of this Compensation Discussion and Analysis.

Benchmarking. When determining the amount and form of compensation for executives, the Committee considers comparative executive compensation information provided by Pearl Meyer that is derived from two primary data sources: peer group data and market data from the banking and financial services industry. The Committee uses peer group data primarily to establish performance goals for long-term incentive awards to assist in the evaluation of its pay-for-performance alignment. The Committee also uses the peer group data and, as applicable, market survey data, to assist with assessing Trustmark’s compensation competitiveness. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of newly hired associates), company performance and company goals.

Peer Group Data. The peer group data is gathered by Pearl Meyer from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as Pearl Meyer, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of various factors that include asset size and business mix. Additionally, the peer group is limited to financial institutions with at least $10 billion in total consolidated assets, as the Dodd-Frank Act and its implementing regulations impose various additional regulatory and operational requirements on bank holding companies with $10 billion or more in total consolidated assets.

Trustmark’s peer group, as reviewed by the Committee in February 2022, consisted of 20 peer companies, all of which had assets within a range of approximately 68% to 208% of Trustmark’s asset size, which the Committee considers an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee ranged from approximately $12.0 billion to $36.5 billion, and the market capitalizations ranged from approximately $1.6 billion to $5.7 billion. Although Trustmark’s market capitalization and asset size were both below the median for this peer group, the Committee felt it appropriate to limit the peer group to institutions with at least $10 billion in total consolidated assets, as these institutions are subject to the same regulatory mandates as Trustmark.

For 2022, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

Ameris Bancorp	ABCB	First Financial Bancorp	FFBC	NBT Bancorp, Inc.	NBTB

Associated Banc-Corp	ASB	First Merchants Corporation	FRME	Renasant Corporation	RNST

Atlantic Union Bankshares Corporation	AUB	Fulton Financial Corporation	FULT	Simmons First National Corporation	SFNC

Banner Corporation	BANR	Glacier Bancorp, Inc.	GBCI	United Bankshares, Inc.	UBSI

Eastern Bankshares, Inc.	EBC	Hancock Whitney Corporation	HWC	United Community Banks, Inc.	UCBI

FB Financial Corporation	FBK	Heartland Financial USA, Inc.	HTLF	WesBanco, Inc.	WSBC

First Busey Corporation	BUSE	Independent Bank Group, Inc.	IBTX

Market Data. In making its 2022 compensation recommendations, the Committee considered market data comparisons prepared by Pearl Meyer in August 2021, including an analysis of the 25th and (median) 50th percentile of the compensation for base salary, annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for the positions of President and CEO and the other NEOs.

Compensation Mix. While the Committee considers the overall mix of executives’ pay between base salary, annual cash bonus and long-term incentive compensation, the Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs. Consistent with its executive compensation philosophy and goals, in 2022, the Committee provided that for the senior-most levels of management 100% of annual cash incentive payments and 50% of long-term equity-based awards would be determined based on achievement of performance targets.

The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2022 for the CEO and the other NEOs (averaged) were as follows:

The compensation elements for the CEO for 2022 were allocated as follows: 30% for base salary, 39% for cash bonus, and 31% for equity awards. On average, the compensation elements for the other NEOs for 2022 were allocated as follows: 39% for base salary, 36% for cash bonus, and 25% for equity awards. Equity awards consist of both performance-based awards and time-vesting awards. Variable pay includes cash incentives, performance-based equity awards and time-vesting equity awards, the value of which varies with changes in Trustmark’s stock price. The equity awards percentage in the above calculations were valued as of the grant date based on the fair market value of the underlying stock. Other benefits, including Trustmark’s allocations and contributions to benefit plans and perquisites, are not considered in the above calculations. For more information on these benefits, please see “All Other Compensation for 2022” table on page 31.

Base Salaries. Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments. The CEO’s base salary is established initially in an employment agreement but may be adjusted thereafter in the Committee’s discretion.

In establishing the CEO’s base salary, the Committee typically considers Pearl Meyer’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each such NEO, the market data provided by Pearl Meyer for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates such other NEOs’ performance using the same metrics normally used for determining annual management incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

Effective March 1, 2022, the Board approved increases in base salary of 14.29% for Mr. Dewey and 11.11% for Mr. Owens, and the Bank Board approved a 2.00% increase in base salaries for Messrs. Harvey, Stevens and Tate. The base salaries in effect during 2021 and 2022 are shown below:

Name	2022 Base Salaries ($)	2021 Base Salaries ($)	Percent Change (%)

Duane A. Dewey (1)	$800,000	$700,000	14.29%

Thomas C. Owens	$400,000	$360,000	11.11%

Robert B. Harvey	$408,000	$400,000	2.00%

Wayne A. Stevens	$402,289	$394,401	2.00%

Granville Tate, Jr.	$408,000	$400,000	2.00%

(1)	2021 Base salary was established in accordance with Mr. Dewey’s employment agreement.

Cash Bonuses. The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance.

Annual Management Incentive Plan. At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various corporate, strategic and, where applicable, line of business objectives, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. The CEO recommends the bonus matrix to the Committee, including overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends the performance measures and the weightings to be assigned to the performance measures for each NEO. Target level range for the CEO is established in his employment agreement.

For 2022, the Committee decided to add a performance goal for non-interest expense (Core) at 20% weighting through a corresponding decrease in weighting of 10% each to the metrics of efficiency ratio and EPS. The performance range for efficiency ratio was changed to better align with the market and the same range was applied to the new non-interest expense goal. Non-interest expense (Core) is a non-GAAP financial measure and excludes the impact of extraordinary items and other significant non-routine transactions as well as material litigation and insurance settlements. Efficiency ratio is also a non-GAAP financial measure and is calculated by dividing adjusted non-interest expense (which excludes significant non-routine transactions and material litigation and insurance settlements) by adjusted revenue (which reflects certain tax-equivalent adjustments).

The Committee reviews the CEO’s recommendations along with, as applicable, market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. The Committee then makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments during 2022. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Committee’s exercise of discretion is intended to ensure the management incentive plan appropriately rewards performance and neither overpays for results nor under rewards accomplishments achieved during the year.

The following are the primary features of the management incentive plan for 2022:

•	uses EPS as the sole corporate goal to enhance the alignment of performance measures with Trustmark’s key strategic priorities,
•	includes corporate strategic operational drivers, with a weighting of at least 10% for each goal, and
•	includes a range of potential payouts from 50% to 200% of target payout level to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2022:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)

Duane A. Dewey	---	40.0%	80%	160%

Thomas C. Owens	---	25.0%	50%	100%

Robert B. Harvey	---	30.0%	60%	120%

Wayne A. Stevens	---	25.0%	50%	100%

Granville Tate, Jr.	---	30.0%	60%	120%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

Depending on achievement against the stated goals, the payout percentage, if any, for 2022 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

For 2022, overall incentive targets for NEOs were allocated among a corporate performance goal and corporate strategic operational drivers. The following table shows the weightings of these goals for each NEO for 2022:

Name	Corporate Performance Goal	Corporate Strategic Operational Drivers

Duane A. Dewey	40%	60%

Thomas C. Owens	40%	60%

Robert B. Harvey	40%	60%

Wayne A. Stevens	40%	60%

Granville Tate, Jr.	40%	60%

For 2022, the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. For the 2022 bonus matrix, the Committee recommended, and the Board approved, the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)

Corporate Performance Goal:

EPS	85%	115%

Corporate/Strategic Operational Drivers:

Efficiency Ratio	105%	95%

Non-performing assets/total loans + ORE, excluding PPP loans	120%	80%

Non-Interest Expense (Core)	105%	95%

In the fourth quarter of 2022, Trustmark recorded a $100.8 million expense in non-interest expense related to the agreement to settle litigation arising from Trustmark’s historical banking relationship with the Stanford Financial Group (the “Stanford settlement”). The Stanford settlement is described in Trustmark’s Current Report on Form 8-K filed on January 3, 2023. In accordance with the terms of the management incentive plan, following the end of the year the Committee exercised its discretion to recommend that the Board approve (and the Board so approved) the exclusion of the Stanford settlement expense in its entirety from the calculation of EPS and the other performance measures for 2022 under the management incentive plan. The Committee determined that it would be inappropriate to penalize management for its decision to settle the Stanford litigation, as the Committee and Board felt such settlement was in the best long-term interests of Trustmark and its shareholders, and that management should be recognized for its decision to approve the Stanford settlement not knowing whether it would impair their overall compensation. In addition, the Committee noted that none of the executives eligible to participate in the management incentive plan (including the NEOs) engaged in any actions in connection with Trustmark’s banking relationship with the Stanford Financial Group that contributed adversely to the company’s exposure to claims settled by the Stanford Settlement. For these reasons, the Committee concluded, and the Board agreed, that the exclusion of the Stanford settlement expense from the applicable performance measures would appropriately reward the NEOs for Trustmark’s performance in 2022, which, but for the Stanford settlement, would have resulted in metrics that would have generated significant incentive compensation payments. The Committee further concluded, and the Board agreed, that taking this action would not result in Trustmark overpaying for results or under-rewarding accomplishments achieved during the year.

The following table shows the relevant performance goals established for 2022 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2022 Targets	2022 Results as Approved by the Committee	Percentage of Target Level Achieved

($ in millions, other than per share data)

Corporate Goal:

EPS	$1.94	$2.41	124.23%

Corporate Strategic/Operational Drivers:

Efficiency ratio	72.96%	68.97%	105.79%

Non-performing assets/total loans + ORE, excluding PPP loans	0.70%	0.55%	127.27%
Non-Interest Expense (Core)	$462.508	$498.356	92.81%

The Committee determined bonus payments for each NEO by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The calculated bonus payments align with the strong 2022 financial performance described above. The bonus amounts for all NEOs were approved by the Committee and by the Board on February 15, 2023. On or about March 15, 2023, Trustmark will pay the following annual cash bonuses for 2022 performance under the management incentive plan:

Name	Total 2022 Annual Cash Bonus Paid ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (1) (%)	2022 Payment as Percentage of Target (2) (%)

Duane A. Dewey	$1,024,000	128.0%	160.0%

Thomas C. Owens	$320,000	80.0%	160.0%

Robert B. Harvey	$391,680	96.0%	160.0%

Wayne A. Stevens	$321,831	80.0%	160.0%

Granville Tate, Jr.	$391,680	96.0%	160.0%

(1)	Calculated using base salary as of March 1, 2022.
(2)

Performance achieved can range from 0% to a maximum of 200%, with target performance achievement being 100%. If performance achievement is below the threshold for an NEO, no bonus is earned under the plan absent exercise of discretion by the Committee.

These 2022 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2022 in the “Summary Compensation Table for 2022” on page 30.

Equity-Based Compensation. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. Pearl Meyer provides the Committee with peer company data and published surveys to assist the Committee in setting the amount of annual equity-based awards. For 2022, Mr. Dewey received an annual equity-based award tailored to his position as CEO. All other members of the Executive Strategy Committee received the same annual equity-based award. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. Equity-based awards and the related performance goals for NEOs are recommended by the Committee and approved by the Board generally during the first quarter of each year. In 2022, after completing his first year as CEO, Mr. Dewey’s award level was increased by $200,000. All other members of the Executive Strategy Committee received an annual award level increase of $50,000. These increases were made in an effort to align award levels more closely with market practice. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. Equity-based awards are granted under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (Amended and Restated Stock Plan).

For long-term equity incentive (LTI) awards made in 2022, performance-based equity awards and time-based equity awards each represented 50% for all NEOs. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that time-based equity awards, which have a three-year cliff vesting feature, promote an important goal of executive retention and help encourage greater levels of stock ownership by executives, while also having an incentive effect as a result of their value being linked to Trustmark’s stock price. The Committee will review the mix of LTI awards from time to time and make adjustments in the mix as needed to reflect its objectives for such awards.

Performance Awards. Beginning in 2020, performance-based equity awards consist of an award of restricted stock units (known as performance units) that also includes the potential to earn an equal number of additional restricted stock units (known as achievement units).

For performance awards granted in 2022, the performance period began January 1, 2022, and continues through December 31, 2024. Consistent with past years, the performance units and achievement units vest based on the achievement of company performance goals related to ROATE and TSR over a three-year period. The performance units vest to the extent the aggregate vesting percentage ranges from 0% to 100%, and the achievement units vest to the extent the aggregate vesting percentage exceeds 100% (up to a maximum of 200%). The performance units and achievement units are settled in unrestricted shares following the end of the performance period. The executive generally must remain employed by Trustmark through the end of the performance period for the performance units and achievement units to vest fully (to the extent earned). Dividend equivalents are accumulated on the performance units, but not the achievement unit portion of the award. No interest is paid on accumulated dividend equivalents.

As noted above, the performance goals of ROATE and TSR are measured over a three-year performance period. The performance target of ROATE is established on the date of grant and is based on a forecasted three-year average of ROATE. The performance target of TSR is Trustmark’s TSR ranking as it relates to a defined peer group. The aggregate of the ROATE results and TSR results create a combined attainment.

The threshold, target and maximum levels are shown below for each performance goal as results are calculated and achievement is attained:

	Threshold		Target		Maximum
Performance Goal	Results	Attainment	Results	Attainment	Results	Attainment
ROATE Performance Level (3-year average - actual to performance target)	80%	25.00%	100%	50%	120%	100%
TSR Ranking (as a percentile compared to Peers)	30th percentile	17.50%	50th percentile	50%	75th percentile	100%
Aggregate Vesting Attained		42.50%		100%		200%

Prior to 2020, Trustmark granted performance-based equity awards consisting of a dual award of restricted stock and an equal number of achievement units. These awards have attributes similar to those described above.

Time-based Awards. The time-based units granted in 2022 vest 100% at February 16, 2025, if the executive remains employed through such date (subject to certain exceptions). Dividend equivalents on any time-based restricted stock units are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A. In 2022, time-based awards also provide for additional vesting upon retirement at or after age 65 with the consent of the Human Resources Committee. Retirement of the executive prior to the first anniversary of the grant date results in vesting of one-third of granted units, and retirement after the first anniversary of the grant date results in full vesting of granted units, in each case subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance units and achievement units and time-based units granted to the NEOs in 2022:

Name	Value of Performance Units ($)	Value of Achievement Units (1) ($)	Value of Time-Based RSUs ($)	Total ($)

Duane A. Dewey	$399,607	---	$400,134	$799,741

Thomas C. Owens	$124,902	---	$125,034	$249,936

Robert B. Harvey	$124,902	---	$125,034	$249,936

Wayne A. Stevens	$124,902	---	$125,034	$249,936

Granville Tate, Jr.	$124,902	---	$125,034	$249,936

(1)

Reflects the anticipated earning of the performance unit based on achievement of performance measures at a level of 100%; achievement units will only be earned if, and only to the extent, the award’s aggregate ROATE and TSR vesting percentage exceeds 100%. The anticipated earning of the achievement unit portion of the performance unit award is projected to be zero, as the award’s ROATE and TSR vesting percentage is projected to be less than or equal to 100%.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards and time-based restricted stock and RSU awards that vested during 2022 from grants made in prior years. See the “Option Exercises and Stock Vested for 2022” table on page 34 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Time-Based Shares and RSUs Vested (2) ($)	Total ($)

Duane A. Dewey	$63,617	$148,986	$212,603

Thomas C. Owens	$25,434	$59,601	$85,035

Robert B. Harvey	$42,422	$99,324	$141,746

Wayne A. Stevens	$42,422	$99,324	$141,746

Granville Tate, Jr.	$42,422	$99,324	$141,746

(1)	Reflects 42.20% vesting of performance-based shares granted in 2019, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.
(2)	Reflects vesting of time-based shares granted in 2019.

Retirement Benefits. Trustmark maintains certain plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. While the Committee believes that the plan provided a competitive element and was a traditional component among peer financial institutions as a tool for retaining executive management, the Committee has not recommended adding new participants to the plan since 2008. As a result, Mr. Tate and Mr. Owens, who joined the company after that time, are not participants.

NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than ten years, and commences at normal retirement age, which is 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s specified covered salary.

The following table shows, as to each NEO, annual retirement benefits anticipated to be paid at normal retirement:

Name	Annual Benefit ($)

Duane A. Dewey	$100,000

Thomas C. Owens	---

Robert B. Harvey	$100,000

Wayne A. Stevens	$100,000

Granville Tate, Jr.	---

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. Normally, the deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of ten years. However, certain incremental increases vest over the time period ending in the year the participant reaches age 64. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

See the “Pension Benefits for 2022” table on page 34 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that provides additional cash compensation deferral opportunities for executives who are impacted by the compensation and contribution limits that restrict participation in Trustmark’s 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. The NQDC Plan was amended in 2022 to permit discretionary contributions by Trustmark, and in March 2023 Trustmark contributed an aggregate amount of $124,559 to the CEO’s and other NEOs’ accounts. The contributions in respect of 2022 were based on Trustmark’s performance in 2022 and took into account the Stanford settlement. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

In 2021 and 2022, Mr. Dewey had a scheduled distribution from the NQDC Plan. However, the plan provides that any distribution shall be delayed if such distribution would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, the scheduled distributions to Mr. Dewey for 2021 and 2022 were delayed.

See the “Non-Qualified Deferred Compensation for 2022” table on page 35 for more information regarding this plan and see the “Summary Compensation Table for 2022” on page 30 and the “All Other Compensation for 2022” table on page 31 for more information regarding Trustmark’s contribution to Trustmark’s 401(k) Plan.

Perquisites; Other Benefits. Perquisites provided to executive officers are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each executive’s responsibilities. Generally, Trustmark limits the types of perquisites offered to executive officers as shown in the “All Other Compensation for 2022” table on page 31.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. Consistent with most other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Messrs. Dewey and Stevens with use of a company-owned automobile. In addition, the Board authorizes an annual allowance of up to 10 hours of personal use of Trustmark’s airplane for the CEO, which provides an efficient way to maximize the CEO’s available time for company business.

Severance and Change in Control Benefits. Upon any termination of employment, NEOs would be entitled to receive their vested benefits under the 401(k) plan, NQDC Plan and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for the acceleration of additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s and other NEOs’ role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in written agreements. The Committee further believes that providing change in control benefits to the CEO and other NEOs should eliminate any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. Trustmark also believes that the severance and change in control benefits it provides are customary among its peers.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO and other NEOs are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason, in each case within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

For additional information on Trustmark’s employment and change in control agreements with its NEOs, please see “Employment and Change in Control Agreements with NEOs” beginning on page 40.

Deductibility of Compensation. In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs.

Although tax deductibility continues to be a consideration when determining executive compensation levels, the Committee believes that factors other than tax deductibility should take precedence in certain situations. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. In 2022, a portion of Mr. Dewey’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging. To ensure that Trustmark directors, officers and employees bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits Trustmark directors, officers and employees from engaging in any form of hedging transactions relating to Trustmark stock. With limited exceptions, directors and executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no director or executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines. To help mitigate risks associated with Trustmark’s compensation programs and encourage management to focus on long-term growth and financial success, Trustmark has guidelines that require the CEO and other members of executive management of the Bank to own, at minimum, the number of shares of Trustmark stock equal in value to a multiple of their base salary.

The guidelines as of January 1, 2023 are as follows:

Multiple of Base Salary

CEO	5x

Executive Strategy Committee	2x

Other Executive Management	1.5x

The guidelines calculate the number of shares to be owned by reference to an executive’s base salary as of March 1 of each year and the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards. Based on the most recent review of ownership level attainment in 2022, Messrs. Harvey, Stevens and Tate owned the minimum number of shares required to satisfy the guidelines. Messrs. Dewey and Owens are expected to satisfy the stock ownership guidelines, over time.

Executive Compensation Recoupment. Since 2011, the Committee has included clawback provisions in performance awards and the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance awards or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and/or such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy following approval of final rules and Nasdaq listing standards implementing the clawback requirements under the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2022 and early 2023, the Committee, together with Trustmark’s risk and human resources officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Administrative Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 14, 2023.

The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2022

The following table summarizes the compensation components for each person who served as CEO and CFO during 2022, as well as the next three most highly compensated executive officers during 2022, and indicates their positions as of December 31, 2022. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Duane A. Dewey (7)	2022	$783,333	---	$799,741	---	$1,024,000	---	$ 132,205	$2,739,279

President and Chief Executive Officer,	2021	$700,000	---	$909,128	---	$ 769,720	---	$ 93,578	$2,472,426

Trustmark Corporation and Trustmark National Bank	2020	$500,001	---	$346,254	---	$ 550,950	$ 210,606	$ 41,988	$1,649,799

Thomas C. Owens (8)	2022	$393,333	---	$249,936	---	$ 320,000	---	$ 37,748	$1,001,017

Treasurer and Principal Financial Officer,	2021	$350,000	---	$305,139	---	$ 263,880	---	$ 34,933	$953,952

Trustmark Corporation, Chief Financial Officer, Trustmark National Bank

Robert B. Harvey	2022	$406,667	---	$249,936	---	$ 391,680	---	$ 27,777	$1,076,060

Executive Vice President, Chief Credit and Operations Officer,	2021	$386,879	$25,000	$203,194	---	$ 272,253	---	$ 26,170	$913,496

Trustmark National Bank	2020	$362,950	$50,000	$197,882	---	$ 308,645	$ 236,474	$ 25,709	$1,181,660

Wayne A. Stevens	2022	$400,975	---	$249,936	---	$ 321,831	---	$ 48,287	$1,021,029

President – Retail Banking, Trustmark National Bank

Granville Tate, Jr. (9)	2022	$406,667	---	$249,936	---	$ 391,680	---	$ 44,348	$1,092,631

Secretary, Trustmark Corporation	2021	$400,000	---	$402,911	---	$ 351,880	---	$ 42,110	$1,196,901

Executive Vice President, Chief Administrative Officer, and Secretary, Trustmark National Bank

(1)

The 2021 amount shown for Mr. Harvey is a $25,000 discretionary bonus for his continued management of the Payroll Protection Program. The 2020 amount shown for Mr. Harvey is a $25,000 discretionary bonus for his implementation of CECL, and a $25,000 discretionary bonus for his management of the Payroll Protection Program. All were recommended by the CEO and approved by the Board.

(2)

The amounts in this column reflect restricted stock and restricted stock unit awards granted to the NEOs during 2022, 2021, and 2020 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based, in the case of performance awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance awards that will vest only if the related performance measures are achieved. For the performance awards granted in 2022, 2021, and 2020, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted:

	2022	2021	2020
Dewey	$605,980	$458,873	$257,291
Owens	$189,406	$152,958	---
Harvey	$189,406	$152,958	$147,064
Stevens	$189,406	---	---
Tate	$189,406	$152,958	---

Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2022, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 16, 2023.

(3)	No stock option awards were made during 2022, 2021, or 2020. Trustmark does not have any stock options outstanding currently.
(4)	This column shows the value of annual cash bonuses earned under Trustmark’s management incentive plan.

(5)

The amounts shown in the table above reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and exclude amounts which the NEO may not have been entitled to receive because such amounts were not yet vested. In 2022 and 2021, decreases in pension value of the Executive Deferral Plan benefits were largely the result of an increase in the 2022 and 2021 discount rates. In 2020, increases in pension value of the Executive Deferral Plan benefits were largely the result of a decrease in the 2020 discount rate. Messrs. Owens and Tate are not participants in the Executive Deferral Plan. There is no above-market interest or earnings to report with respect to deferred compensation. Positive changes for 2020 are shown in the Summary Compensation Table, and negative changes for 2022 and 2021 in pension values were as follows:

	2022	2021
Dewey	$(316,075)	$(48,182)
Owens	---	---
Harvey	$(286,126)	$(8,627)
Stevens	$(341,247)	---
Tate	---	---

(6)	See the following table for details of all other compensation for 2022.
(7)

Mr. Dewey became President and CEO of Trustmark and CEO of the Bank effective January 1, 2021. He served as President and Chief Operating Officer of Trustmark National Bank from January 1, 2020 to December 31, 2020.

(8)	Mr. Owens became Treasurer and Principal Financial Officer of Trustmark and CFO of the Bank effective March 1, 2021.
(9)

Mr. Tate served as Chief Administrative Officer, General Counsel, Chief Risk Officer and Secretary of the Bank until November 22, 2021, when he became Chief Administrative Officer, General Counsel and Secretary of the Bank. Effective December 1, 2021, Mr. Tate became the Chief Administrative Officer and Secretary of the Bank and continued as Secretary of Trustmark.

All Other Compensation for 2022

The detail of all other compensation for 2022 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company- Provided Automobile (2) ($)	Dividends on Unvested Time- Based Restricted Stock (3) ($)	Club Dues ($)	401(k) Match ($)	Total ($)

Duane A. Dewey	$ 51,422	$ 17,796	$ 35,771	$ 8,916	$18,300	$132,205

Thomas C. Owens	---	---	$ 11,334	$ 8,114	$18,300	$37,748

Robert B. Harvey	---	---	$ 9,477	$ ---	$18,300	$27,777

Wayne A. Stevens	---	$ 11,090	$ 9,477	$ 9,420	$18,300	$48,287

Granville Tate, Jr.	---	---	$ 16,272	$ 9,776	$18,300	$44,348

(1)

The aggregate incremental cost of Mr. Dewey’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Dewey used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.

(2)

The aggregate incremental cost of Messrs. Dewey and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Dewey and Stevens used the automobile for personal rather than business travel.

(3)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2022. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2022

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2022, under Trustmark’s annual management incentive plan (cash), and Amended and Restated Stock Plan (restricted stock/restricted stock units) and, in the case of incentive-based awards, reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Underlying Options (#)	Option Awards ($/Sh)	Awards (4) ($)
Duane A. Dewey		$ 320,000	$ 640,000	$ 1,280,000	---	---	---	---	---	---	---
	2/16/2022	---	---	---	2,143	12,244	24,488	---	---	---	$399,607
	2/16/2022	---	---	---	---	---	---	12,244	---	---	$400,134

Thomas C. Owens		$ 100,000	$ 200,000	$ 400,000	---	---	---	---	---	---	---
	2/16/2022	---	---	---	670	3,827	7,654	---	---	---	$124,902
	2/16/2022	---	---	---	---	---	---	3,826	---	---	$125,034
Robert B. Harvey		$ 122,400	$ 244,800	$ 489,600	---	---	---	---	---	---	---
	2/16/2022	---	---	---	670	3,827	7,654	---			$124,902
	2/16/2022	---	---	---	---	---	---	3,826	---	---	$125,034
Wayne A. Stevens		$ 100,573	$ 201,145	$ 402,290	---	---	---	---	---	---	---
	2/16/2022	---	---	---	670	3,827	7,654	---	---	---	$124,902
	2/16/2022	---	---	---	---	---	---	3,826	---	---	$125,034
Granville Tate, Jr.		$ 122,400	$ 244,800	$ 489,600	---	---	---	---	---	---	---
	2/16/2022	---	---	---	670	3,827	7,654	---	---	---	$124,902
	2/16/2022	---	---	---	---	---	---	3,826	---	---	$125,034

(1)

The amounts shown in these columns reflect possible payouts under the annual management incentive plan for 2022. The minimum possible payment level (threshold) was 50% of the target amount shown, and the maximum possible payment was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2022. The amount of the award actually earned by the NEOs was recommended by the Committee on February 14, 2023 and approved by the Board on February 15, 2023. Amounts actually earned for 2022 are reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for 2022” on page 30.

(2)

Reflects the performance-based restricted stock and restricted stock unit awards granted on February 16, 2022. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 25.

(3)

Reflects the number of shares of time-based restricted stock granted on February 16, 2022. For a description of the vesting conditions and other features of the time-based restricted stock, please see “Equity-Based Compensation” beginning on page 25.

(4)

The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents information regarding unvested equity awards held by NEOs at December 31, 2022. All awards in the table below were granted under the Amended and Restated Stock Plan. None of the NEOs held any unexercised options at December 31, 2022.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Duane A. Dewey	2/19/2020 (3)	5,413	188,968	---	---
	2/19/2020 (4)	---	---	5,129	179,053
	1/4/2021 (3)	11,079	386,768	---	---
	2/17/2021 (3)	10,145	354,162	---	---
	2/17/2021 (5)	---	---	10,146	354,197
	2/16/2022 (3)	12,244	427,438	---	---
	2/16/2022 (6)	---	---	12,244	427,438
		38,881	$1,357,336	27,519	$960,688
Thomas C. Owens	2/19/2020 (3)	1,856	64,793	---	---
	2/19/2020 (4)	---	---	1,759	61,407
	2/17/2021 (3)	3,382	118,066	---	---
	2/17/2021 (5)	---	---	3,382	118,066
	3/1/2021 (3)	3,256	113,667	---	---
	2/16/2022 (3)	3,826	133,566	---	---
	2/16/2022 (6)	---	---	3,827	133,601
		12,320	$430,092	8,968	$313,074
Robert B. Harvey	2/19/2020 (3)	3,093	107,977	---	---
	2/19/2020 (4)	---	---	2,932	102,356
	2/17/2021 (3)	3,382	118,066	---	---
	2/17/2021 (5)			3,382	118,066
	2/16/2022 (3)	3,826	133,566	---	---
	2/16/2022 (6)	---	---	3,827	133,601
		10,301	$359,609	10,141	$354,023
Wayne A. Stevens	2/19/2020 (3)	3,093	107,977	---	---
	2/19/2020 (4)	---	---	2,932	102,356
	2/17/2021 (3)	3,382	118,066	---	---
	2/17/2021 (5)	---	---	3,382	118,066
	2/16/2022 (3)	3,826	133,566	---	---
	2/16/2022 (6)	---	---	3,827	133,601
		10,301	$359,609	10,141	$354,023
Granville Tate, Jr.	2/19/2020 (3)	3,093	107,977	---	---
	2/19/2020 (4)	---	---	2,932	102,356
	1/4/2021 (3)	7,386	257,845	---	---
	2/17/2021 (3)	3,382	118,066	---	---
	2/17/2021 (5)	---	---	3,382	118,066
	2/16/2022 (3)	3,826	133,566	---	---
	2/16/2022 (6)	---	---	3,827	133,601
		17,687	$617,454	10,141	$354,023

(1)

Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the achievement units over 100% vesting of performance restricted stock. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.

(2)

The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2022 which was $34.91 per share.

(3)

Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.

(4)

For awards granted on February 19, 2020, reflects the number of performance units that vested under the award on February 14, 2023. The vesting percentages of the performance units and potential achievement units are based on performance goals of a three-year average of Trustmark’s ROATCE compared to a target level and TSR which is compared to a defined peer group. Because of the achievement of a performance-based vesting level with respect to the ROATCE and TSR targets of less than 100% in the aggregate (94.75% out of a maximum of 200%), no additional achievement units were issued. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.

(5)

For awards granted on February 17, 2021, reflects the target (100%) number of performance units granted. The awards vest over a January 1, 2021, through December 31, 2023, performance period. For a description of the vesting conditions and other features of the performance units and potential achievement units, please see “Equity-Based Compensation” beginning on page 25. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

(6)

For awards granted on February 16, 2022 reflects the target (100%) number of performance units granted. The awards vest over a January 1, 2022, through December 31, 2024, performance period. For a description of the vesting conditions and other features of the performance units and potential achievement units, please see “Equity-Based Compensation” beginning on page 25. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

Option Exercises and Stock Vested for 2022

The following table presents information regarding restricted stock that vested during 2022 for each of the NEOs. None of the NEOs held or exercised options during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Duane A. Dewey	6,523	$212,603

Thomas C. Owens	2,609	$85,035

Robert B. Harvey	4,349	$141,746

Wayne A. Stevens	4,349	$141,746

Granville Tate, Jr.	4,349	$141,746

(1)	Represents the total number of restricted shares that vested during 2022, without taking into account any shares that were surrendered or withheld for applicable tax obligations.
(2)	Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2022

The Executive Deferral Plan is discussed in more detail under “Executive Deferral Plan” on page 27.

The following table shows the present value at December 31, 2022, of accumulated benefits payable to each NEO, including the number of years of service credited, under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2022, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 16, 2023.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)

Duane A. Dewey	Executive Deferral Plan	19	$ 1,220,573	---

Thomas C. Owens	Executive Deferral Plan	---	---	---

Robert B. Harvey	Executive Deferral Plan	17	$ 1,127,865	---

Wayne A. Stevens	Executive Deferral Plan	19	$ 856,104	---

Granville Tate, Jr.	Executive Deferral Plan	---	---	---

(1)	This column reflects years of participation in the Executive Deferral Plan. Benefits accrue during a specified vesting period, which may be less that the years of credited service shown above.
(2)

Excludes amounts under the Executive Deferral Plan which Messrs. Harvey and Stevens would not currently be entitled to receive because such amounts are not vested. In connection with a previous increase in annual retirement benefits, they become vested in the increased amount over time through the year they attain age 64.

(3)	The present value of accumulated benefit is the discounted value of the vested annual benefit payable at retirement age as of December 31, 2022.

Non-Qualified Deferred Compensation for 2022

The NQDC Plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 27. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)

Duane A. Dewey	$123,972	---	$(89,708)	---	$552,847

Thomas C. Owens	---	---	---	---	---

Robert B. Harvey	---	---	$(239,693)	---	$685,411

Wayne A. Stevens	$68,833	---	$(71,864)	---	$434,316

Granville Tate, Jr.	---	---	$(84,006)	---	$463,248

(1)	These amounts are included in the “Summary Compensation Table for 2022” on page 30.
(2)	The amounts in this column consist of investment gains and losses for 2022 and do not include any above-market earnings.
(3)

Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a summary compensation table prior to 2022: Dewey -- $375,026 and Stevens -- $183,884.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2022. The amounts shown are estimates and assume that the termination or change in control event occurred on December 31, 2022. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2022, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

The amounts shown for Mr. Dewey in the table below are determined based on his employment agreement in effect as of December 31, 2022, and references to such agreement in the footnotes below refer to the agreement in effect as of December 31, 2022. For a description of his employment agreement, please see “Employment and Change in Control Agreements with NEOs” beginning on page 40.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement (1)

Duane A. Dewey (2)	Severance (3)	---	$1,328,858
	Covenant Payment (3)	$2,657,716	2,657,716
	Restricted Stock -- Accelerated Vesting (4)	1,440,725	2,021,336
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	70,752	106,128

	Totals	$4,169,193	$6,114,038

Thomas C. Owens	Severance (3)	---	$1,267,310
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$460,971	649,454
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (7)	---	36,420

	Totals	$460,971	$1,953,184

Robert B. Harvey	Severance (3)	---	$1,421,898
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$479,791	623,029
	Executive Deferral Plan (5)(6)	---	32,227
	Health & Welfare Benefits (7)	---	36,438

	Totals	$479,791	$2,113,592

Wayne A. Stevens	Severance (3)	---	$1,392,042
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$479,791	623,029
	Executive Deferral Plan (5)(6)	---	79,266
	Health & Welfare Benefits (7)	---	47,984

	Totals	$479,791	$2,142,321

Granville Tate, Jr.	Severance (3)	---	$1,485,730
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$660,748	894,464
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (7)	---	38,835
	Totals	$660,748	$2,419,029

(1)

Mr. Dewey’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

(2)

If during the term of his employment agreement, Mr. Dewey’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($640,000 for 2022), in addition to accrued but unpaid compensation to date of termination.

(3)

The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Dewey, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(4)

Upon death or disability, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and achievement units and a pro-rata portion of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and achievement units. Upon a change in control without termination of employment, or retirement at or after age 65 with consent of the Committee and where cause for termination is not present, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and achievement units and 100% of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and achievement units. The value of the restricted stock and achievement units upon vesting is based on the closing market price per share of $34.91 as of December 31, 2022, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.

(5)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(6)

Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2022. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the “Pension Benefits for 2022” table using a 4.88% rate for present value computations. Mr. Dewey was already fully vested as of December 31, 2022, and would not have received any incremental benefits from this provision. Messrs. Harvey and Stevens would have received the incremental benefits shown in the table in connection with the unvested portions of the previous increase in his annual retirement benefit. Messrs. Owens and Tate do not have benefits under the Executive Deferral Plan.

(7)

Mr. Dewey is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Adolphus B. Baker (Chair)	Harris V. Morrissette
J. Clay Hays, Jr. M.D.	Richard H. Puckett

Human Resources Committee Interlocks and Insider Participation

No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 45.

2022 Pay Ratio Disclosure

For 2022, the ratio of the total compensation of Trustmark’s CEO to the total compensation of Trustmark’s median employee was 50 to 1. To calculate this ratio, Trustmark identified its median employee as of December 31, 2021 based on employees’ gross earnings, less before-tax benefit deductions, as reported in Box 5 of the United States Internal Revenue Service Form W-2. Compensation was annualized for employees who worked less than a full year, and compensation for part-time employees was annualized but not converted into a full-time equivalent. Trustmark used the same median employee in 2022 as in 2021, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a change in the ratio. Once identified, the median employee’s total compensation for 2022 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $54,942, as compared to total compensation of $2,739,279 for Trustmark’s CEO.

Pay-Versus-Performance
The following table presents certain information regarding compensation paid to Trustmark’s CEO and other NEOs, and certain measures of
financial performance, for the three years ended December 31, 2022. The amounts shown below are calculated in accordance with Item 402(v) of Regulation
S-K.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (1) ($)	Average Summary Compensation Table Total for non-CEO Named Executive Officers ($)	Average Compensation Actually Paid to non-CEO Named Executive Officers (2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (4) ($in thousands) ($)	ROATE (5) (%)
					Trustmark Total Shareholder Return ($)	S&P 500 Regional Banks Total Shareholder Return (3) ($)

2022	$2,739,279	$2,810,846 (6)	$1,047,684	$1,056,136 (9)	$111.19	$99.93	$71,887	12.12%

2021	$2,472,426	$2,666,493(7)	$1,151,155	$1,222,268 (10)	$100.46	$134.16	$147,365	11.45%

2020	$3,616,342	$2,317,370 (8)	$1,277,423	$948,065(11)	$82.09	$95.47	$160,025	12.81%

(1)	Mr. Dewey served as CEO during 2021 and 2022. Mr. Host was CEO for 2020.
(2)
In 2022, the other NEOs were Messrs. Owen, Harvey, Stevens and Tate. In 2021, the other NEOs were Messrs. Owens, Host, Harvey, Tate and Louis E. Greer (former CFO). In 2020, the other NEOs were Messrs. Dewey, Greer, Harvey, and Breck Tyler.

(3)	Market index used for this column is S&P 500 – Regional Banks.
(4)	Net income for 2022 includes a reduction of $75.6 million (after tax) related to the Stanford settlement.
(5)
Return on average tangible equity (ROATE) is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets); it excludes the impact of (i) restructurings, discontinued operations, extraordinary items and other significant non-routine
transactions, (ii) material litigation and insurance settlements, (iii) changes to comply with ASU
2016-02
and ASU
2016-13,
and (iv) cumulative effects of income tax and accounting changes in accordance with US GAAP. The amount shown for 2022 excludes the effect of the Stanford settlement.

(6)
To calculate the compensation “actually paid” to CEO for 2022, the Stock Awards value in the Summary Compensation Table (SCT) was deducted ($799,741) and an amount equal to $871,308 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(7)
To calculate the compensation “actually paid” to CEO for 2021, the Stock Awards value in the SCT was deducted ($909,128) and an amount equal to $1,103,195 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(8)
To calculate the compensation “actually paid” to CEO for 2020, the Stock Awards value ($791,431) and the Change in Pension Value ($638,447) in the SCT were deducted and an amount equal to $130,906 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(9)
To calculate the compensation “actually paid” to other NEOs for 2022, the Stock Awards value in the SCT was deducted (average $249,936), the service cost related to the Supplemental Executive Retirement Plan was added (average $9,803) and an amount equal to $248,584 (average) was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(10)
To calculate the compensation “actually paid” to other NEOs for 2021, the Stock Awards value in the SCT was deducted (average $405,875), the service cost related to the Supplemental Executive Retirement Plan was added ($7,023 average) and an amount equal to $469,964 (average) was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(11)
To calculate the compensation “actually paid” to other NEOs for 2020, the Stock Awards value (average $215,185) and the Change in Pension Value (average $188,344) in the SCT were deducted, the service cost related to the Supplemental Executive Retirement Plan was added (average $14,868) and an amount equal to $59,302 (average) was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

Relationship Between Pay and Performance.
Actually Paid versus Company Performance
.
The relationship between compensation actually paid and Trustmark’s financial performance over the three-year period shown in the table above is described in the following bullet points.
CEO

•
From 2021 to 2022, compensation actually paid to the CEO increased by $144,353 or 5.4%. Over this same period, the company’s TSR increased by 10.7%, net income decreased by 51.2%, and ROATE increased by 5.9%. Net income for 2022 includes a reduction of $75.6 million (after tax) related to the Stanford settlement; excluding this charge, net income for 2022 would have been $147.5 million. Some key factors that drove the changes in compensation actually paid during this CEO’s second year were an increase in salary, an increase in annual MIP bonus, and a decrease in stock value due to the CEO receiving a one-time
award in the prior year as part of his initial transition to CEO.

•
From 2020 to 2021, compensation actually paid to the CEO increased by $349,123 or 15.1%. Over this same period, the company’s TSR increased by 22.4%, net income decreased by 7.9%, and ROATE decreased by 10.6%. Some key factors that drove the changes in compensation actually paid were the transition to the new first-year CEO during 2021, which represented a traditional compensation decrease in salary, MIP bonus, and equity awards. However, the addition of a one-time
transition equity grant for the new CEO and the positive TSR performance for the company in 2021 impacted the CEO stock values, creating the overall increase as shown in the table.

Other NEOs

•
From 2021 to 2022, compensation actually paid to the other NEOs decreased by $166,132 or 13.6%. Over this same period, the company’s TSR increased by 10.7%, net income decreased by 51.2%, and ROATE increased by 5.9%. Net income for 2022 includes a reduction of $75.6 million (after tax), related to the Stanford settlement; without this charge, net income for 2022 would have been $147.5 million. Some key factors that drove the decrease in pay over this period were leadership transitions within the NEO group, including a full year of service by the Executive Chairman in 2021 and only four months of service by the Executive Chairman in 2022, creating an expanded average when compared to the more traditional NEO levels in 2022.

•
From 2020 to 2021, compensation actually paid to the other NEOs increased by $274,203 or 28.9%. Over this same period, the company’s TSR increased by 22.4%, net income decreased by 7.9%, and ROATE decreased by 10.6%. Some key factors that drove the changes in pay included the impact of leadership transitions within the NEO group, as well as one-time
equity grants for two NEOs, and the positive TSR performance for the company in 2021 impacting stock values, creating the majority of the overall increase as shown in the table.

Company TSR versus S&P 500 Regional Banks TSR
.
The relationship between the company’s TSR and the TSR of S&P 500 Regional Banks index is shown below:
Comparison of Total Shareholder Return
Assumes Initial Investment of $100
Tabular List of Financial Performance Measures.
Trustmark considers the following to be
the
most important financial performance measures it uses to link compensation actually paid to its NEOs, for 2022, to company performance.

•	ROATE
•	EPS
•	Efficiency Ratio
•	Non-Performing Assets/total loans + ORE, excluding PPP loans
•	Non-Interest Expense (Core)

Employment and Change in Control Agreements with NEOs

Employment Agreement with Mr. Dewey. In connection with Mr. Dewey’s election and appointment as President and designation as CEO of Trustmark and the Bank, effective January 1, 2021, Trustmark and Mr. Dewey entered into an employment agreement (the Dewey Agreement). The Dewey Agreement was effective as of January 1, 2021. The Dewey Agreement provides for Mr. Dewey to serve as President and CEO of Trustmark and the Bank for a term of five years beginning January 1, 2021.

Under the Dewey Agreement, Mr. Dewey is guaranteed a minimum annual base salary of $700,000, subject to annual review. Mr. Dewey’s base salary may be reduced, however, below $700,000, if Trustmark reduces the base salaries of other senior executives. Mr. Dewey is eligible to earn an annual cash bonus, with a bonus target amount of 75% of his base salary, or for years after 2021, such greater percentage of his base salary up to a maximum of 100% as may be approved by Trustmark’s Board of Directors. The Human Resources Committee has the discretion to increase the annual bonus above or decrease the annual bonus below the bonus target amount for that year. Mr. Dewey is also eligible to receive equity compensation awards on such basis as the Human Resources Committee of Trustmark’s Board of Directors determines.

The Dewey Agreement provides that on any cessation of employment, Mr. Dewey is entitled to his unpaid earned base salary and, except in the case of termination for Cause (as defined below), any unpaid earned annual bonus for the prior year (earned compensation). He is entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause in connection with a change in control of Trustmark or not, or in the event Mr. Dewey resigns for Good Reason (as defined below) in connection with a change in control (as defined below) of Trustmark or not.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or if he resigns for Good Reason, in each case not in connection with a change in control of Trustmark, he is entitled to earned compensation and a payment equal to two times the sum of (i) his annual base salary and (ii) the average of his annual bonuses for the three years prior to the end of his employment. He is also entitled to 24 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or he resigns for Good Reason, in each case within two years after a change in control during the term of the Dewey Agreement, he is entitled to the following additional severance benefits (in addition to earned compensation): (i) a payment equal to three times the sum of (x) his annual base salary immediately prior to the change in control and (y) the average of his annual bonuses for the three years prior to the change in control, (ii) 36 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested equity incentive awards, with any time- or service-based vesting conditions deemed to be satisfied and any performance-based vesting conditions to be based on performance as of the end of the calendar quarter ending on or prior to the change in control.

If Mr. Dewey’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate is entitled to his earned compensation plus a lump-sum payment of the time-weighted pro-rata share of his annual bonus target amount for that year.

Certain Defined Terms Used in Dewey Agreement. For purposes of the Dewey Agreement, the terms “Cause,” “Good Reason” and “change of control” have the meanings provided below.

“Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

“Good Reason” means (i) a material diminution the executive officer’s authority, duties or responsibilities, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

“Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The foregoing description is a summary of the material terms and provisions of the Dewey Agreement. For the complete Dewey Agreement, including the exact definitions of the defined terms used therein, refer to the copy of the Dewey Agreement that has been filed with the SEC on October 27, 2021, as Exhibit 10.2 to Trustmark’s Current Report on Form 8-K and is incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs. In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs. In addition, Mr. Dewey’s CIC Agreement was terminated effective January 1, 2021, because the Dewey Agreement provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, the terms “Cause” and “change in control” have substantially the same meanings as in the Dewey Agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs other than Mr. Dewey under the CIC Agreements assuming a change in control and termination event on December 31, 2022, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 36.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC on February 7, 2014, as Exhibit 10-ad to Trustmark’s Form 8-K Current Report, and is incorporated by reference into this proxy statement.

DIRECTOR COMPENSATION

Non-employee director compensation is determined by the Board, based on the recommendation of the Human Resources Committee. Directors who are employed by Trustmark receive no compensation for Board or committee service. During 2022, each non-employee director who served on the Board also served on the Bank Board.

The Board periodically reviews non-employee director compensation to determine if changes are needed, including by comparing it to non-employee director compensation at peer companies.

For 2022, cash compensation for non-employee directors was comprised of an annual retainer of $45,000 for their combined service on the Trustmark Board and the Bank Board. The Lead Director received an annual cash retainer of $30,000 (inclusive of Executive Committee Chair retainer). The Chairs of certain Trustmark Board committees received an annual retainer ($20,000 for the Chair of the Audit & Finance Committee, $15,000 for the Chairs of the Human Resources Committee and the Enterprise Risk Committee, and $5,000 for the Chair of the Nominating Committee), and the Chairs of certain Bank Board committees received an annual retainer ($10,000 for the Chairs of the Asset/Liability Committee and the Credit Policy Committee). All members of Board and Bank Board committees, other than the Chair, also received an annual retainer of $2,500 per committee. The Chairman of the Board received an annual retainer of $150,000 for service on the Trustmark Corporation and Trustmark National Bank Boards (inclusive of all Committee memberships).

Annual retainer fees were paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

As of January 1, 2023, cash compensation for non-employee directors was comprised of an annual retainer of $45,000 for their combined service on the Trustmark Board and the Bank Board. The Lead Director receives an annual cash retainer of $30,000 (inclusive of Executive Committee Chair retainer). The Chairs of Trustmark Board committees other than the Executive Committee (i.e., the Audit, Enterprise Risk, Finance, Human Resources and Nominating & Governance Committees) receive an annual retainer of $20,000. All members of Board and Board committees, other than the Chair, also receive an annual retainer of $2,500 per committee. The Chair receives an annual retainer of $150,000 (inclusive of annual Board retainer and all committee memberships).

For 2022, each director also received an award of time-based restricted stock under the Amended and Restated Stock Plan valued at approximately $55,000. To help align the interests of directors with shareholders and encourage a focus on long-term growth, Trustmark has guidelines that require non-executive directors to own a minimum number of shares of Trustmark stock in an amount equal to a multiple of six times the annual cash retainer as in effect from time to time. The number of shares required to be owned is calculated by reference to the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines.

Based on the most recent review of ownership level attainment in 2022, all of the current directors, except General Collins and Mr. Eduardo, meet the stock ownership requirements. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards (net of any shares sold to cover tax liabilities). To ensure that directors bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. Directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors were required to defer $12,000 of their fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. The Board amended the plan in 2009 to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (defined in the plan as March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2022, ranges from $51,000 to $78,000 (taking into account the March 1, 2010, benefit accrual freeze) for current directors who elected to participate in the plan. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors may defer all or a part of their annual retainer fees pursuant to the NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2022

The following table provides director compensation information for the year ended December 31, 2022.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Adolphus B. Baker	$ 65,000	$ 52,969	---	---	---	$ 1,279	$ 119,248

William A. Brown	$ 65,000	$ 52,969	---	---	---	$ 1,279	$ 119,248

Augustus L. Collins	$ 50,000	$ 52,969	---	---	---	$ 1,279	$ 104,248

Tracy T. Conerly	$ 73,500	$ 52,969	---	---	---	$ 1,279	$ 127,748

Toni D. Cooley (7)	$ 15,833	---	---	---	---	---	$ 15,833

Marcelo Eduardo	$ 62,500	$ 52,969	---	---	---	$ 1,279	$ 116,748

J. Clay Hays Jr., M.D.	$ 70,000	$ 52,969	---	---	---	$ 1,279	$ 124,248

Gerard R. Host (8)	$ 150,000	$ 52,969	---	---	---	$ 1,279	$ 204,248

Harris V. Morrissette	$ 54,750	$ 52,969	---	---	---	$ 1,279	$ 108,998

Richard H. Puckett	$ 85,000	$ 52,969	---	---	---	$ 1,279	$ 139,248

William G. Yates III	$ 50,000	$ 52,969	---	---	---	$ 1,279	$ 104,248

(1)

Mr. Dewey is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Dewey as an associate of Trustmark is shown in the “Summary Compensation Table for 2022” on page 30.

(2)

Amounts include fees earned or paid for service on both the Trustmark Board and the Bank Board and their respective committees. The amounts in this column include fees deferred pursuant to the NQDC Plan. For Mrs. Conerly and Mr. Morrissette, the amounts also include fees paid for attendance at meetings of a community bank advisory board of directors.

(3)

On April 26, 2022, each non-employee director received 1,854 shares of time-based restricted stock units, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 70 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the April 26, 2022, grants of restricted units will vest on April 26, 2023. The amounts in this column reflect the aggregate grant date fair value (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2022, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 16, 2023. At December 31, 2022, each non-employee director held 1,854 shares of unvested time-based restricted stock units.

(4)	No stock option awards were made during 2022. At December 31, 2022, none of the non-employee directors held any stock options.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan. The decreases were determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2022, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 16, 2023. Decreases in pension value of the Directors’ Deferred Fee Plan benefits were largely the result of an increase in the 2022 discount rate. Negative changes in pension values were as follows: Baker -- $(241,412); Puckett -- $(347,068).

(6)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2022. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

(7)	Ms. Cooley retired from the Board as of April 26, 2022.
(8)	Mr. Host ceased serving as Executive Chairman on April 26, 2022, and has served as Chair of the Board since that date.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s NEOs as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution: “RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Trustmark’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion disclosed in this proxy statement on pages 19 to 40.

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “FOR” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Board recommends that shareholders vote “FOR” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires that Trustmark’s shareholders have the opportunity to recommend how frequently Trustmark should provide an advisory vote on Trustmark’s executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 above. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on Trustmark’s executive compensation occur every one, two or three years.

After careful consideration, the Board has determined that an advisory vote on Trustmark’s executive compensation that occurs every year is the most appropriate alternative for Trustmark, and therefore the Board recommends that shareholders vote for a one-year frequency for the advisory vote on Trustmark’s executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow shareholders to provide Trustmark with their direct input on Trustmark’s executive compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with Trustmark’s policy of seeking input from, and engaging in discussions with, shareholders on corporate governance matters and executive compensation.

Shareholders are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every one year, (2) every two years, (3) every three years or (4) abstain. Shareholders are not voting on the approval or disapproval of the Board’s frequency recommendation. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on the Board or Trustmark, the Board may decide that it is in the best interests of Trustmark and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.

The Board recommends that shareholders vote for a frequency of “ONE YEAR” for advisory votes on Trustmark’s executive compensation.

PROPOSAL 4: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF TRUSTMARK’S ARTICLES OF INCORPORATION TO PROVIDE FOR EXCULPATION OF DIRECTORS IN ACCORDANCE WITH MISSISSIPPI LAW.

Trustmark is asking shareholders to approve an amendment and restatement of its articles of incorporation to provide that directors shall not be liable to Trustmark or its shareholders for money damages for any action, or any failure to take any action, as a director, subject to certain exceptions described below. This is commonly referred to as an “exculpation” clause. Mississippi law provides that directors shall have the benefit of such exculpation if the company’s articles of incorporation provide for it. In addition to adding a new article addressing director exculpation, the proposed amendment and restatement of the articles of incorporation would make non-substantive changes to make consistent the references to Trustmark contained in the articles. The full text of the proposed amended and restated articles of incorporation is attached as Annex A to this proxy statement (the “Amended and Restated Articles”). The Amended and Restated Articles will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

On February 15, 2023, the Board unanimously approved the Amended and Restated Articles. The Board believes that adopting the Amended and Restated Articles is advisable and in the best interests of Trustmark and its shareholders and recommends that shareholders approve the Amended and Restated Articles.

Section 79-4-2.02(b)(4) of the Mississippi Code permits a Mississippi corporation to include an exculpation provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 79-4-8.33 of the Mississippi Code, which governs liability for unlawful distributions; or (iv) an intentional violation of criminal law.

The Board believes the governing instruments of the vast majority of public companies provide for exculpation of directors similar to that being proposed, and that such exculpation provisions have become a routine element of public companies’

corporate governance structure. The Board believes that adopting the Amended and Restated Articles is in the best interests of Trustmark and its shareholders because adding a director exculpation clause will help Trustmark attract and retain the most highly qualified individuals to serve as directors. The Board believes this is necessary to ensure that concerns about potential exposure to personal liability will not adversely affect the ability of our directors to make the difficult, potentially value-maximizing business decisions that are necessary in today’s highly competitive business environment. In the competitive environment in which we operate, the Board believes an exculpation provision will allow directors to more effectively fulfill their role on behalf of shareholders. The Board also took note of the increasing trend toward greater frequency of litigation and similar claims against directors and the substantial costs associated with defending against such claims, regardless of their merit or their lack thereof. For all of the foregoing reasons, the Board believes adopting the Amended and Restated Articles is in the best interests of Trustmark and its shareholders.

The Board recommends that shareholders vote “FOR” the proposed amended and restated articles of incorporation.

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe as its independent auditor since December 21, 2015, and the Audit Committee reaffirmed Crowe’s engagement as the independent auditor for the fiscal year ending December 31, 2023. The Board recommends that shareholders vote in favor of ratifying the selection of Crowe. If shareholders do not ratify the selection of Crowe, the Audit Committee will consider a change in independent auditor for the next year.

The Audit Committee is responsible for approving the compensation paid to Crowe as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit Committee and the Board believe that continued retention of Crowe to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of Crowe are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “FOR” ratification of the selection of Crowe as Trustmark’s independent auditor.

AUDIT COMMITTEE REPORT

Trustmark’s Audit Committee conducts the usual and necessary activities in connection with the audit functions of Trustmark. The Committee reviewed and discussed with management and Crowe the consolidated audited financial statements as of and for the three years ended December 31, 2022. The Committee also discussed with Crowe the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Committee received the written disclosures and the letter from Crowe required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and discussed the independence of Crowe. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2022.

All of the following members of Trustmark’s Audit Committee are independent directors as defined by Nasdaq Listing Rules:

Tracy T. Conerly (Chair)	Augustus L. Collins
William A. Brown	Marcelo Eduardo

The Board has determined that Tracy T. Conerly and Marcelo Eduardo each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Crowe for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2022, and December 31, 2021, and fees billed for other services rendered by Crowe during those periods. All services reflected below for 2022 and 2021 were pre-approved in accordance with the policy of the Audit & Finance Committee (the relevant responsibilities of which are now performed by the Audit Committee). Information related to audit fees for 2022 includes amounts billed through December 31, 2022, and additional amounts estimated to be billed for the 2022 period for audit services rendered.

Year	Audit Fees (1)	Audit-Related Fees (2)	All Other Fees (3)	Total
2022	$ 1,265,000	$ 132,648	---	$ 1,397,648
2021	$ 1,175,280	$ 129,488	---	$ 1,304,768

(1)

Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings.

(2)

Audit-related fees include assurance and related services that are traditionally performed by the independent registered public accounting firm and include compliance testing and reporting, internal control reviews and agreed upon procedure reports.

(3)	Crowe did not provide any tax services to Trustmark in 2022 or 2021.

Pre-Approval Policy

The Audit Committee administers a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chair the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chair grants such approval, she will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

This section provides information regarding certain transactions between Trustmark and its subsidiaries and certain of our directors and officers and greater-than-5% shareholders.

The Bank has made loans to directors, executive officers and principal shareholders and their related interests in 2022 and in prior years and continues to do so in 2023. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

The Bank made a payment of approximately $275,000 in 2022 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,675. The collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $165,825. The Bank expects to make a payment of $275,000 in 2023 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2023 transaction is not known at this time.

In 2022, the Trustmark logo was incorporated into all of Spectrum Events, LLC marketing and advertising due to a Naming Rights sponsorship agreement for no additional consideration.

In addition, Trustmark paid Bloomfield Holdings, LLC $60,000 in 2022 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transactions was approximately $17,820. The collective dollar value of these transactions to the Yates family (excluding Mr. Yates) was approximately $36,180. Trustmark anticipates negotiating an agreement with Bloomfield Holdings, LLC in 2023 for, among other things, exclusive banking rights at the Outlets of Mississippi.

During 2022, W. G. Yates & Sons Construction Company (WGY&S) and certain of its wholly owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell received commissions of approximately $1.1 million from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2023. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time. In addition, during 2022, WGY&S and certain of its subsidiaries and affiliates paid the Bank an aggregate of approximately $393,000 in fees for trust and investment management services, including for serving as trustee of certain 401(k) plans for such affiliates. Trustmark believes these fees are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. The Bank continues to provide these services for WGY&S in 2023. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

During 2022, MINACT, Inc. (MINACT) and certain of its wholly owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. General Collins is the CEO of MINACT. Fisher Brown Bottrell received commissions of approximately $271,000 from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for MINACT in 2023.

Trustmark’s Audit Committee administers a written policy that governs the review, approval or ratification of related party transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or a series of similar transactions, arrangements or relationships) in which Trustmark is, or will be, a participant and in which a “related party” has a direct or indirect material interest where the aggregate amount involved exceeds $120,000. A “related party” is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) an entity (a) which is controlled by someone listed in (i), (ii) or (iii), (b) in which someone listed in (i), (ii) or (iii) above owns 5% or more of the outstanding equity securities, or (c) of which someone listed in (i), (ii) or (iii) is an executive officer or general partner.

The policy provides that any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Trustmark. Generally, a transaction that is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party will be presumed to not be inconsistent with the best interests of Trustmark. Certain categories of transactions are deemed to be pre-approved by the Audit Committee and do not require separate approval. These include, among other things, compensation or benefits arrangements approved by the Human Resources Committee and extensions of credit made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, of those prevailing at the time for comparable loans with persons not related to Trustmark and not presenting more than the normal risk of collectability or other unfavorable features.

The Audit Committee reviewed, considered, and approved, or ratified, the payments, as applicable, to Bloomfield Equities, LLC, Bloomfield Holdings, LLC, WGY&S, and, therefore, to Mr. Yates III. The Audit Committee also reviewed, considered, and approved, or ratified, as applicable, the business relationships between Fisher Brown Bottrell, the Bank and WGY&S and certain of its subsidiaries and affiliates, and the business relationship between Fisher Brown Bottrell and MINACT, Inc.

BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) current directors and director nominees, (c) each of the NEOs within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 60,979,518 shares of Trustmark common stock outstanding as of February 1, 2023, which includes unvested restricted stock. The number of shares beneficially owned includes shares underlying restricted stock units that vest within 60 days of February 1, 2023. As of February 1, 2023, there were no options outstanding.

Name	Shares Beneficially Owned as of 02/1/23		Percent of Outstanding Shares

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	8,628,385	(1)	14.1%

The Vanguard Group 100 Vanguard Way Malvern, Pennsylvania 19355	6,648,706	(2)	10.9%

The Robert M. Hearin Foundation The Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236	3,983,560	(3)	6.5%

Dimensional Fund Advisors LP Dimensional Place 6300 Bee Cave Road, Building One Austin, Texas 78746	3,946,176	(4)	6.5%

EARNEST Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, Georgia 30309	3,689,701	(5)	6.1%
Adolphus B. Baker	42,616

William A. Brown	16,304	(6)

Augustus L. Collins	5,669

Tracy T. Conerly	14,451	(7)

Duane A. Dewey	56,716	(8)

Marcelo Eduardo	4,281	(9)

Robert B. Harvey	36,204

J. Clay Hays, Jr., M.D.	11,805	(10)

Gerard R. Host	272,728	(11)

Harris V. Morrissette	22,137

Thomas C. Owens	19,774

Richard H. Puckett	220,701	(12)

Wayne A. Stevens	41,716	(13)

Granville Tate, Jr.	23,371

William G. Yates III	22,548

Directors and executive officers of Trustmark as a group	831,728	(14)	1.4%

(1)

According to Amendment No. 15 to Schedule 13G filed with the SEC on January 23, 2023, by BlackRock, Inc., as of December 31, 2022, BlackRock, Inc., through its subsidiaries, has sole voting power with respect to 8,511,028 shares of Trustmark common stock and sole investment power with respect to 8,628,385 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(2)

According to Amendment No. 11 to Schedule 13G filed with the SEC on February 9, 2023, by The Vanguard Group, as of December 31, 2022, The Vanguard Group, through its subsidiaries, has sole voting power with respect to zero shares of Trustmark common stock and sole investment power with respect to 6,537,504 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 6,648,706 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(3)

Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, The Robert M. Hearin Support Foundation, Capitol Street, LLC, and Galaxie Corporation (collectively, Hearin Foundation), as of January 18 2023, the Hearin Foundation beneficially owns 3,983,560 shares of Trustmark common stock including 314,078 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by The Robert M. Hearin Support Foundation, and 150,000 shares owned by Capitol Street, LLC. Capitol Street, LLC is 100% owned by Galaxie Corporation, which may be deemed to be controlled by The Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Steve M. Hendrix, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(4)

According to Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP, as of December 31, 2022, Dimensional Fund Advisors LP, through its subsidiaries, has sole voting power with respect to 3,872,554 shares of Trustmark common stock and sole investment power with respect to 3,946,176 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,946,176 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(5)

According to Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2023, by EARNEST Partners, LLC,, as of December 31, 2022, EARNEST Partners, LLC,, through its subsidiaries, has sole voting power with respect to 2,369,377 shares of Trustmark common stock and sole investment power with respect to 3,689,701 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,689,701 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(6)	Includes 500 shares held in trust of which Mr. Brown is the co-trustee and sole beneficiary.
(7)	Includes 1,500 shares owned by her spouse as to which Ms. Conerly has no voting or investment control.
(8)	Includes 40,930 shares as to which Mr. Dewey shares voting and investment power with his spouse.
(9)	Includes 1,392 shares owned by his spouse as to which Mr. Eduardo has no voting or investment control.
(10)	Includes 200 shares as to which Dr. Hays shares voting and investment power with his spouse.
(11)	Includes 80,000 shares held in trust of which Mr. Host’s spouse is trustee.
(12)	Includes 183,003 shares owned by his spouse as to which Mr. Puckett has no voting or investment control.
(13)	Includes 34,425 shares as to which Mr. Stevens shares voting and investment power with his spouse.
(14)

Includes shares held directly or indirectly by 18 individuals: the currently serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. None of these shares are pledged as security.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2024 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” beginning on page 9, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2024 Annual Meeting of Shareholders must submit notice to the Secretary no earlier than December 15, 2023, and no later than January 14, 2024. Any shareholder intending to propose a matter for consideration at Trustmark’s 2024 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary at Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 no later than January 29, 2024; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2024 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary no later than November 15, 2023. In addition, the proxy solicited by the Board for the 2024 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January 29, 2024.

COST OF PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2023:

This proxy statement, a form of the proxy card and Trustmark’s 2022 Year in Review are available at investorrelations.trustmark.com. As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2022 Year in Review. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

ANNEX A:

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TRUSTMARK CORPORATION

RESTATED

ARTICLES OF INCORPORATION

OF

TRUSTMARK CORPORATION

FIRST: The name of the corporation is TRUSTMARK CORPORATION (the “Corporation”).

SECOND: The period of its duration is perpetual.

THIRD: The specific purposes for which the Corporation is organized stated in general terms are:

(1) To receive and hold the common stock and other securities of a commercial bank and other financial institutions and business interests.

(2) To engage in acts and activities which directly or indirectly relate to or complement the business of banking or other financial institutions and business interests.

(3) To engage in other investment activities and in the furnishing of goods and services to financial, trade, and commercial activities.

(4) To engage in any and all types of business activity.

(5) To do all things necessary, convenient, or desirable for the accomplishment of any of the purposes or the attainment of any of the objectives herein set forth and to do all things incidental thereto which are not prohibited by law.

FOURTH: The aggregate number of shares the Corporation is authorized to issue is (i) two hundred fifty million (250,000,000) shares of no-par common stock, and (ii) twenty million (20,000,000) shares of no-par preferred stock.

The common stock of the Corporation may be issued in such amounts and for such consideration as determined from time to time by the Board of Directors. The holders of common stock shall have unlimited voting rights and, subject to the preferences and rights, if any, of any holders of any other class of stock, holders of common stock shall have the right to receive such dividends as may be declared, from time to time, by the Board of Directors and shall be entitled to receive the net assets of the Corporation upon liquidation.

The Board of Directors of the Corporation is authorized, subject only to any limitations prescribed by law and the Articles of Incorporation of the Corporation, to provide for the issuance of shares of preferred stock of the Corporation in one or more classes or series without any further action of the shareholders of the Corporation by filing such Articles of Amendment as may be required by law establishing the number of such shares to be issued and the designation, powers, terms, preferences, rights and limitations thereof. The authority of the Board of Directors with respect to a class or series shall include, but not be limited to, the authority to determine the following:

(i) The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights and priorities, if any, of the right to the payment of dividends on shares of that class or series;

(iii) Whether that class or series shall have voting rights in addition to any voting rights required by law, and, if so, the terms of such voting rights;

(iv) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate as a consequence of such events as the Board of Directors shall determine;

(v) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date, dates or events upon or after which they shall be redeemable, and the amount or method of determining the amount payable in case of redemption;

(vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, and the relative rights and priorities, if any, of payment of shares of that class or series; and

(viii) Any other relative rights, preferences, and limitations of that class or series.

FIFTH: The Corporation will not commence business until consideration of the value of at least One Thousand and No/100 Dollars ($1,000.00) has been received for the issuance of shares.

SIXTH: Shareholders shall have no preemptive right to acquire additional or treasury shares of the Corporation.

SEVENTH: The post office address of the Corporation’s registered office is 248 East Capitol Street, Jackson, Mississippi, and the name of its registered agent at such address is Michael A. King.

EIGHTH: The number of directors constituting the initial Board of Directors of the Corporation is three (3). Subsequently the Corporation shall have the number of directors (but not less than three) as may be designated in its bylaws, any additional directors to be elected at an annual or special meeting of shareholders called for that purpose.

NINTH: The name and post office address of each incorporator is:

Name	Street and Post Office Address

Robert M. Hearin	248 East Capitol Street Jackson, Mississippi

John B. Tullos	248 East Capitol Street Jackson, Mississippi

TENTH: Except in connection with vacancies as provided for in the Corporation’s bylaws, a nominee for director shall be elected at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that nominees for director shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected.

ELEVENTH: Holders of shares of the Corporation shall not be entitled to cumulate their votes in the election of directors.

TWELFTH: A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action, or any failure to take any action, as a director, except for: (a) the amount of financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, as presently in effect or as amended thereafter, pertaining to liability for unlawful distributions; or (d) an intentional violation of criminal law. If Mississippi law is hereafter amended to authorize corporations to take corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by Mississippi law as so amended from time to time. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET – Go to www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2023, for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2023, for shares held in a Plan. To vote online, have the proxy card in hand, access the website above and follow the instructions given.

VOTE BY PHONE

Refer to instructions on the Notice of Internet Availability

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage- paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the environmental impact and costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote before the meeting using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW AND SIGN IN BLUE OR BLACK
INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTMARK CORPORATION Items of Business
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2, 4, and 5, and for a frequency of ONE YEAR for Proposal 3.

1. Election of Directors - To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.

Nominees:	For	Against	Abstain			For	Against	Abstain

1a. Adolphus B. Baker	☐	☐	☐	1g. J. Clay Hays, Jr., M.D.		☐	☐	☐
1b. William A. Brown	☐	☐	☐	1h. Gerard R. Host		☐	☐	☐
1c. Augustus L. Collins	☐	☐	☐	1i. Harris V. Morrissette		☐	☐	☐
1d. Tracy T. Conerly	☐	☐	☐	1j. Richard H. Puckett		☐	☐	☐
1e. Duane A. Dewey	☐	☐	☐	1k. William G. Yates III		☐	☐	☐
1f. Marcelo Eduardo	☐	☐	☐			For	Against	Abstain

				2. To provide advisory approval of Trustmark’s executive compensation.		☐	☐	☐

	Yes	No			1 Year	2 Years	3 Years	Abstain

Please indicate if you plan to attend this meeting.	☐	☐		3. To provide an advisory vote on the frequency of advisory votes on Trustmark’s executive compensation.	☐	☐	☐	☐

						For	Against	Abstain

				4. To approve an amendment and restatement of Trustmark’s articles of incorporation to provide for exculpation of directors in accordance with Mississippi law.		☐	☐	☐

				5. To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2023.		☐	☐	☐

6. To transact such other business as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2023 Notice and Proxy Statement, 2022 Year in Review and 2022 Form 10-K

are available at www.proxyvote.com.

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TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2023

The shareholder(s) hereby appoint(s) Richard H. Puckett and Tracy T. Conerly, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at Trustmark’s Corporate Office located at 248 East Capitol Street, Jackson, Mississippi 39201, on Tuesday, April 25, 2023, at 1:00 p.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, FOR A FREQUENCY OF “ONE YEAR” FOR ADVISORY VOTES ON TRUSTMARK’S EXECUTIVE COMPENSATION, “FOR” APPROVAL OF AN AMENDMENT AND RESTATEMENT OF TRUSTMARK’S ARTICLES OF INCORPORATION TO PROVIDE FOR EXCULPATION OF DIRECTORS IN ACCORDANCE WITH MISSISSIPPI LAW, AND “FOR” RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE